Exhibit 99.2

DRAFT

AGREEMENT and PLAN OF MERGER

by and among

NYSE EURONEXT

THE NASDAQ OMX GROUP, INC.

INTERCONTINENTALEXCHANGE, INC.

and

[MERGER SUB]

Dated as of [            ], 2011

i

ii

Annex IV –	Certificate of Incorporation of ICE Newco
Annex V –	Bylaws of ICE Newco
Annex VI –	Initial Officers of ICE Newco and Initial Members of the ICE Newco Board
Annex VII –	Defined Terms

Schedule I –	Other Antitrust or Compeitition Law Filings
Schedule II –	Knowledge of NYSE Euronext
Schedule III –	Knowledge of NASDAQ OMX
Schedule IV –	Knowledge of ICE

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of [            ], 2011, is by and among NYSE Euronext, a Delaware corporation (“NYSE Euronext”), The NASDAQ OMX Group, Inc., a Delaware corporation (“NASDAQ OMX”), IntercontinentalExchange, Inc., a Delaware corporation (“ICE”, and together with NASDAQ OMX, the “Parents”), and [MERGER SUB], a newly-formed Delaware corporation all of the capital stock of which is owned by NASDAQ OMX and ICE (“Merger Sub”). NYSE Euronext, NASDAQ OMX, ICE and Merger Sub are referred to collectively herein as the “Parties” and each individually as a “Party”.

RECITALS

WHEREAS, NYSE Euronext and Deutsche Börse AG (“Deutsche Börse”) entered into a Business Combination Agreement, dated as of February 15, 2011, (the “Deutsche Börse Agreement”);

WHEREAS, immediately prior to the execution of this Agreement, the Deutsche Börse Agreement was terminated in accordance with its terms;

WHEREAS, the board of directors of NYSE Euronext (the “NYSE Euronext Board”) has determined that the merger of Merger Sub with and into NYSE Euronext (the “Merger”) and the other transactions contemplated by this Agreement are consistent with, and will further, the business strategies and goals of NYSE Euronext, and are in the best interests of the NYSE Euronext stockholders, as well as its employees and other stakeholders, and (a) has approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and (b) has determined, subject to applicable Law, to recommend that the NYSE Euronext stockholders adopt this Agreement and the transactions contemplated by this Agreement, including the Merger (such recommendation, the “NYSE Euronext Recommendation”);

WHEREAS, the board of directors of each of NASDAQ OMX (the “NASDAQ OMX Board”) and ICE (the “ICE Board”) has determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and will further, the business strategies and goals of each of NASDAQ OMX and ICE, respectively, and are in the best interests of NASDAQ OMX and ICE and their stockholders, respectively, and has approved this Agreement and the transactions contemplated by this Agreement;

WHEREAS, each of the NASDAQ OMX Board and the ICE Board have determined to recommend to their respective stockholders that they approve the issuance of the NASDAQ OMX Shares and the ICE Shares, as applicable, in connection with the Merger as set forth in this Agreement (the “NASDAQ OMX Recommendation” or the “ICE Recommendation”, as applicable);

WHEREAS, NASDAQ OMX and ICE are the sole stockholders of Merger Sub, with NASDAQ OMX holding 100% of the shares of the Class A Stock and ICE holding 100% of the shares of the Class B Stock;

WHEREAS, the board of directors of Merger Sub has determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and will further, the business strategies and goals of Merger Sub, and are in the best interests of Merger Sub and its stockholders and (a) has approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and (b) has determined, subject to applicable Law, to recommend that the stockholders of Merger Sub adopt this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, prior to the Effective Time, NYSE Euronext will transfer or cause to be transferred to a newly formed and wholly-owned subsidiary of NYSE Euronext (“ICE Newco”) all of the entities and the assets of, related to, or in connection with the entities set forth on Annex I (the “Transferred Assets”) and NYSE Euronext will cause ICE Newco to assume all of the liabilities of, related to, or in connection with the entities set forth on Annex I (the “Assumed Liabilities”) (collectively, the “Internal Reorganization”);

WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), at the Effective Time, the Merger shall occur pursuant to which Merger Sub shall merge with and into NYSE Euronext, with NYSE Euronext surviving the Merger (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall thereupon cease. After the Merger, the Surviving Corporation shall be a wholly owned subsidiary of NASDAQ OMX. The Merger shall have the effects specified in this Agreement and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of NYSE Euronext and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of NYSE Euronext and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date to be specified by the Parties, which shall be no later than the second (2nd) Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article V (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to by the Parents and NYSE Euronext; provided, however, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their terms are not satisfied until the Closing, but subject to the satisfaction or waiver of those conditions), the Closing shall occur on the date (but subject to the continued satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their terms are not satisfied until the Closing, but subject to the satisfaction or waiver of those conditions)) that is the earliest to occur of (a) a date during the Marketing Period to be specified by the Parents on no less than two (2) Business Days’ notice to NYSE Euronext, and (b) the first (1st) Business Day after the final day of the Marketing Period. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are not open for business.

Section 1.3 Effective Time.

(a) On the Closing Date, NYSE Euronext shall file a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by and executed and acknowledged in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL.

(b) The Merger shall become effective at (i) the date and time on which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware as required to effect the Merger, or (ii) such subsequent date and time as the Parties shall agree and as shall be specified in the Certificate of Merger (such time that the Merger shall become effective being the “Effective Time”).

Section 1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time, by virtue of the Merger, to read in its entirety in the form of Annex II hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended in accordance with the provisions thereof and applicable Law;

(b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to read in their entirety in the form of Annex III hereto, and as so amended shall be the bylaws of the Surviving Corporation, until thereafter changed or amended in accordance with the provisions thereof and applicable Law;

(c) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be; and

(d) the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of, duly elected by the board of directors of, NYSE Euronext, immediately prior to the Effective Time until the earlier of their resignations or removals or until their respective successors are duly elected and qualified, as the case may be.

Section 1.5 Effect of the Merger on Shares of NYSE Euronext and Merger Sub.

(a) As a result of the Merger and without any action on the part of NYSE Euronext, Merger Sub, or the holder of any capital stock of NYSE Euronext or Merger Sub, at the Effective Time:

(i) each share of NYSE Euronext’s common stock, par value $0.01 per share (each, a “NYSE Euronext Share”) issued and outstanding immediately prior to the Effective Time (other than any NYSE Euronext Share owned directly by NYSE Euronext, NASDAQ OMX, ICE or Merger Sub and in each case not held on behalf of third parties (each, an “Excluded Share”) or any Dissenting Shares) shall automatically be converted into the right to receive (x) $14.24 in cash, without interest (the “Cash Consideration”), (y) 0.1436 (the “ICE Stock Consideration”) of a validly issued, fully paid and non-assessable share of common stock of ICE, par value $0.01 (each, an “ICE Share”), and (z) 0.4069 (the “NASDAQ OMX Stock Consideration” and together with the ICE Stock Consideration, the “Stock Consideration”) of a validly issued, fully paid and non-assessable share of common stock of NASDAQ OMX, par value $0.01 (each, a “NASDAQ OMX Share”) (clauses (x), (y) and (z), collectively, the “Merger Consideration”). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding NYSE Euronext Shares, the NASDAQ OMX Shares or ICE Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend (including any dividend or distribution of securities convertible into NYSE Euronext Shares, NASDAQ OMX Shares or ICE Shares, as applicable), subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration will be appropriately and proportionately adjusted to provide to the holder of such NYSE Euronext Share the same economic effect as contemplated by this Agreement prior to such event;

(ii) each share of common stock of Merger Sub owned by NASDAQ OMX, the Class A Common Stock, par value $0.01 per share (the “Class A Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $[0.01] per share, of the Surviving Corporation;

(iii) each share of common stock of Merger Sub owned by ICE, the Class B Common Stock, par value $0.01 per share (the “Class B Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive one validly issued, fully paid and non-assessable share of ICE Newco common stock, par value $[        ] per share (the “ICE Newco Shares”); and

(iv) each Excluded Share shall cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(b) From and after the Effective Time, upon the cancellation or conversion thereof in accordance with Section 1.5(a), no NYSE Euronext Shares shall remain outstanding and all NYSE Euronext Shares shall be cancelled and shall cease to exist. Each entry in the records of NYSE Euronext or its transfer agent formerly representing NYSE Euronext Shares (the “Book-Entry Interests”) shall thereafter represent only the right to receive (other than with respect to the Excluded Shares and the Dissenting Shares) the Merger Consideration and any distribution or dividend pursuant to Section 2.1(d). From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of NYSE Euronext Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Book-Entry Interests formerly representing NYSE Euronext Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I, as appropriate.

Section 1.6 Effect of the Merger on NYSE Euronext Stock Options and Awards.1

[1]	NASDAQ OMX and ICE are amenable to alternative treatment of stock option and awards, including conversion into NASDAQ OMX and ICE stock options and awards, as applicable.

(a) Each option to purchase NYSE Euronext Shares (a “NYSE Euronext Stock Option”) granted under the [insert list of stock plans] of NYSE Euronext (the “NYSE Euronext Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and shall only entitle the holder thereof to receive, promptly following the Effective Time, an amount in cash equal to the product of (i) the total number of NYSE Euronext Shares subject to the NYSE Euronext Stock Option multiplied by (ii) the excess, if any, of the Cash Value of the Merger Consideration (as defined below) over the option exercise price. “Cash Value of the Merger Consideration” means the aggregate cash value of the sum of (i) the Cash Consideration, (ii) the ICE Stock Consideration multiplied by the average closing sale price of one ICE Share for the five (5) most recent trading days that ICE Shares have traded ending on the last day prior to the Closing Date, as reported on the New York Stock Exchange and (iii) the NASDAQ OMX Stock Consideration multiplied by the average closing sale price of one NASDAQ OMX Share for the five (5) most recent trading days that NASDAQ OMX Shares have traded ending on the last day prior to the Closing Date, as reported on the NASDAQ Global Select Markets (the “NASDAQ”).

(b) At the Effective Time, subject to the last sentence of this Section 1.6(b), each restricted stock unit or deferred stock unit measured in NYSE Euronext Shares (each, a “NYSE Euronext Stock-Based Award”) granted under the NYSE Euronext Stock Plans, whether vested or unvested, which is outstanding immediately prior to the Effective Time shall be cancelled and shall only entitle the holder thereof to receive an amount in cash equal to the product of (i) the number of NYSE Euronext Shares subject to such NYSE Euronext Stock-Based Award multiplied by (ii) the Cash Value of the Merger Consideration. All NYSE Euronext Stock-Based Awards that are outstanding immediately prior to the Effective Time shall (i) to the extent unvested, vest as of the Effective Time, and (ii) be paid out promptly following the Effective Time; provided that, with respect to any such NYSE Euronext Stock-Based Awards that constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such payment shall occur on the date that the NYSE Euronext Shares underlying such NYSE Euronext Stock-Based Awards would be delivered under the applicable award agreement absent the application of this Section 1.6(b).

(c) The obligations to make the payments under Section 1.6(a) shall be obligations of: (i) NASDAQ OMX to the extent the NYSE Euronext Stock Option is held by a current or former employee of a NYSE Euronext business that is retained by NASDAQ OMX; or (ii) ICE to the extent the NYSE Euronext Stock Option is held by a current or former employee of a NYSE Euronext business that is retained by ICE. The obligations to make the payments under Section 1.6(b) shall be obligations of: (i) NASDAQ OMX to the extent the NYSE Euronext Stock-Based Award is held by a current or former employee of a NYSE Euronext business that is retained by NASDAQ OMX; or (ii) ICE to the extent the NYSE Euronext Stock-Based Award is held by a current or former employee of a NYSE Euronext business that is retained by ICE. For purposes of this Section 1.6(c), the determination of which NYSE Euronext business a former employee was associated with shall be based on the NYSE Euronext business that employed such former employee immediately prior to such former employee’s termination from NYSE Euronext.

(d) Prior to the Effective Time, NYSE Euronext shall take all necessary action to implement the provisions under this Section 1.6.

Section 1.7 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, NYSE Euronext Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders of NYSE Euronext Shares who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such NYSE Euronext Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such NYSE Euronext stockholders shall be entitled to receive payment of the fair value of such NYSE Euronext Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by holders of NYSE Euronext Shares who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such NYSE Euronext Shares under such Section 262 shall thereupon be deemed to have been cancelled and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration, without any interest thereon, in accordance with 1.5(a).

(b) NYSE Euronext shall give NASDAQ OMX and ICE (i) prompt notice of any demands for appraisal received by NYSE Euronext, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by NYSE Euronext and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. NYSE Euronext shall not, except with the prior written consent of each Parent (which consent may be withheld by either Parent for any reason whatsoever or for no reason, in such Parent’s sole and absolute discretion), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(c) Each holder of Dissenting Shares who becomes entitled under Section 262 of the DGCL to payment for such Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon in writing by the Surviving Corporation or finally determined pursuant to such Section 262), and such Dissenting Shares shall be cancelled and retired.

ARTICLE II.

EXCHANGE OF SHARES

Section 2.1 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, the Parents shall appoint [                    ] or another bank or trust company that is reasonably satisfactory to NYSE Euronext to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At the Effective Time, Merger Sub shall deposit with the Exchange Agent, for the benefit of the holders of NYSE Euronext Shares immediately prior to the Effective Time, the cash, NASDAQ OMX Shares and ICE Shares contributed to Merger Sub pursuant to Section 4.13. In addition, NASDAQ OMX or ICE, as the case may be, shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.1(d) and cash in lieu of any fractional shares payable pursuant to Section 2.1(e). All NASDAQ OMX Shares, ICE Shares, cash, dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.1 shall hereinafter be referred to as the “Exchange Fund”.

(b) Transmittal Letter. NYSE Euronext, NASDAQ OMX and ICE shall cause appropriate transmittal materials (the “Transmittal Letter”) to be provided by the Exchange Agent to holders of record of NYSE Euronext Shares (other than holders of Excluded Shares) as soon as practicable after the Effective Time advising such holders of the effectiveness of the Merger and the procedure for providing instructions to the Exchange Agent to effect the transfer and cancellation of Book-Entry Interests in exchange for the Merger Consideration. The Transmittal Letter shall contain such other terms and conditions as NYSE Euronext, NASDAQ OMX and ICE may reasonably specify.

(c) Merger Consideration. After the Effective Time, and upon delivery to the Exchange Agent of instructions authorizing transfer and cancellation of Book-Entry Interests in accordance with the terms of the Transmittal Letter and such other documents as may reasonably be required by the Exchange Agent, the holder of such Book-Entry Interests shall be entitled to receive in exchange therefor, and the Exchange Agent shall be required to deliver to each such holder (subject to Section 2.1(g)), (i) the number of NASDAQ OMX Shares and ICE Shares and an amount in cash in respect of the aggregate Merger Consideration that such holder is entitled to receive pursuant to Section 1.5(a)(i) (after taking into account all NYSE Euronext Shares then held by such holder), and (ii) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.1(e). The Book-Entry Interests that are the subject of such authorization shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon such transfer and cancellation of any Book-Entry Interests. The Stock Consideration issued and paid and the Cash Consideration paid in accordance with the terms of this Section 2.1(c) upon conversion of any NYSE Euronext Shares (including any cash paid in lieu of fractional shares pursuant to Section 2.1(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such NYSE Euronext Shares. In the event of a transfer of ownership of any NYSE Euronext Shares that is not registered in the transfer records of NYSE Euronext, the proper number of NASDAQ OMX Shares, ICE Shares and the proper amount in cash may be transferred by the Exchange Agent to such a transferee if written instructions authorizing the transfer of the Book-Entry Interests are presented to the Exchange Agent, in any case, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. If any portion of the Merger Consideration is to be delivered to a Person other than the holder in whose name any Book-Entry Interests are registered, it shall be a condition of such exchange that the Person requesting such delivery shall pay any transfer or other similar Taxes required by reason of the transfer of NASDAQ OMX Shares or ICE Shares or the payment of the Cash Consideration to a Person other than the registered holder of any Book-Entry Interests, or shall establish to the satisfaction of NASDAQ OMX and ICE or the Exchange Agent that such Tax has been paid or is not applicable. The NASDAQ OMX Shares and ICE Shares constituting the NASDAQ OMX Stock Consideration and the ICE Stock Consideration, respectively, at NASDAQ OMX and ICE’s option, as the case may be, shall be in uncertificated book-entry form, unless a physical certificate is otherwise required under applicable Law.

For the purposes of this Agreement, the term “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

For the purposes of this Agreement, the term “Governmental Entity” means any federal, national, supranational, state, provincial, local or other government, government department, ministry, secretary of state, minister, governmental or administrative authority, agency, commission, court, tribunal, regulatory or self-regulatory body or judicial body or arbitral body or any other person exercising judicial, executive, interpretative, enforcement, investigative or legislative powers or authority anywhere in the world including, without limitation, any person which exercises a regulatory or supervisory function or otherwise with competent jurisdiction under the applicable Laws of any jurisdiction in relation to financial services, the financial markets, exchanges, trading platforms or clearing houses (including, without limitation, the U.S. Securities and Exchange Commission (“SEC”), the German Federal Agency for Financial Services Supervision (Bundesanstalt für Finanzdienstleistungsaufsicht), the German Stock Exchange Supervisory Authorities, the Luxembourg Supervisory Authority for the Financial Sector (Commission de Surveillance du Secteur Financier) and the Luxembourg Supervisory Authority for the Insurance Sector (Commissariat aux Assurances), the Swiss Financial Market Supervisory Authority (Eidgenössische Finanzmarktaufsicht, FINMA), the Dutch Minister of Finance, the French Minister of the Economy, the French Prudential Supervisory Authority (Autorité de Contrôle Prudentiel), Belgian Banking, Finance and Insurance Commission (De Commissie voor het Bank-, Financie - en Assurantiewezen), the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten), the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários), the U.K. Financial Services Authority, the Monetary Authority of Singapore, and any colleges or committees of any such aforementioned authorities or of other authorities having relevant jurisdiction, including any successor authority or authorities thereto and any other regulatory authority (as mutually determined by the parties), in each case only to the extent that it has authority and jurisdiction in the context of the consummation and effectiveness of the Merger and the other transactions contemplated by this Agreement.

(d) Distributions with Respect to Unexchanged Shares; Voting. All NASDAQ OMX Shares and ICE Shares to be paid as a portion of the Merger Consideration shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by either NASDAQ OMX or ICE, as the case may be, in respect of the NASDAQ OMX Shares or the ICE Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all NASDAQ OMX Shares or ICE Shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the NASDAQ OMX Shares or the ICE Shares shall be paid to any holder of any Book-Entry Interests until the instructions for transfer and cancellation provided in this Article II and in accordance with the terms of the Transmittal Letter, and such other documents as may reasonably be required by the Exchange Agent pursuant to Section 2.1(a), have been delivered to the Exchange Agent. Subject to the effect of applicable Laws, following delivery to the Exchange Agent of such instructions with respect to Book-Entry Interests, there shall be issued to the holder of NASDAQ OMX Shares and ICE Shares issued in exchange therefor, without interest, (A) at the time of such surrender or delivery of such instructions, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such NASDAQ OMX Shares or ICE Shares, as the case may be, and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such NASDAQ OMX Shares or ICE Shares, as the case may be, with a record date after the Effective Time but with a payment date subsequent to surrender.

(e) Fractional Shares.

(i) No certificates or scrip representing fractional ICE Shares or NASDAQ OMX Shares shall be issued in the Merger to any holder of NYSE Euronext Shares, no dividends or other distributions of ICE or NASDAQ OMX shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of either Parent.

(ii) In lieu of such fractional share interests, ICE or NASDAQ OMX, as applicable, shall pay to each holder of NYSE Euronext Shares an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all NYSE Euronext Shares surrendered by such holder) would otherwise be entitled by (B)(i) the per share closing price of the ICE Shares on the New York Stock Exchange, Inc. (the “NYSE”) on the Closing Date, or (ii) the per share closing price of the NASDAQ OMX Shares on the NASDAQ on the Closing Date, as applicable.

(f) Withholding Rights. Each of the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person who was a holder of NYSE Euronext Shares, NYSE Euronext Stock Options or NYSE Euronext Stock-Based Awards immediately prior to the Effective Time, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax law. To the extent that amounts are so deducted and withheld by or on behalf of the Surviving Corporation or the Exchange Agent, as the case may be, and paid over to the relevant Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the NYSE Euronext Shares, NYSE Euronext Stock Options or NYSE Euronext Stock-Based Awards, as the case may be, in respect of which such deduction and withholding was made.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the former stockholders of NYSE Euronext for 180 days after the Effective Time shall be delivered to NASDAQ OMX and ICE, as follows: (i) all remaining NASDAQ OMX Shares to NASDAQ OMX, (ii) all remaining ICE Shares to ICE and (iii) [—]% of the remaining aggregate Cash Consideration to NASDAQ OMX and [—]% of the remaining aggregate Cash Consideration to ICE. Any former NYSE Euronext stockholders who have not theretofore complied with this Article II shall thereafter look only to NASDAQ OMX for delivery of any NASDAQ OMX Shares and $[—] of the Cash Consideration and ICE for delivery of any ICE Shares and $[—] of the Cash Consideration, and to NASDAQ OMX and ICE, as applicable, for payment of any dividends and other distributions in respect of the NASDAQ

OMX Shares and ICE Shares, respectively, of such stockholders payable and/or issuable pursuant to this Article II upon delivery to the Exchange Agent of written instructions for the transfer and cancellation of any Book-Entry Interests, in each case, without any interest thereon. Notwithstanding the foregoing, none of NYSE Euronext, NASDAQ OMX, ICE, Merger Sub, the Exchange Agent or any other Person shall be liable to any former holder of NYSE Euronext Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.2 Restructuring of the Merger. The Parties agree and acknowledge that NYSE Euronext, NASDAQ OMX, ICE and Merger Sub may amend this Agreement, in accordance with the terms hereof, to restructure the Merger; provided that such restructuring shall not (i) reduce or change the form of the Merger Consideration, or (ii) materially delay or prevent consummation of the transactions contemplated by this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of NYSE Euronext. Except as set forth in the disclosure letter, dated as of the date hereof, delivered to NASDAQ OMX and ICE by NYSE Euronext on or prior to entering into this Agreement (the “NYSE Euronext Disclosure Letter”) and except as disclosed in any report, schedule, form, statement or other document of NYSE Euronext filed with or furnished to the SEC prior to the date hereof and on or after December 31, 2008 and publicly available on the date hereof on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) (collectively, the “NYSE Euronext Reports”) (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any NYSE Euronext Report or any other disclosure in any NYSE Euronext Report to the extent that such disclosure is predictive or forward-looking in nature), NYSE Euronext hereby represents and warrants to each of NASDAQ OMX and ICE as set forth in this Section 3.1.

(a) Organization, Good Standing and Qualification. NYSE Euronext is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization. Each of NYSE Euronext’s Subsidiaries is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing and in good standing when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on NYSE Euronext. Each of NYSE Euronext and its Subsidiaries has all requisite corporate, company or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on NYSE Euronext.

“Material Adverse Effect” on NYSE Euronext, NASDAQ OMX or ICE, as applicable, means a material adverse effect on the business, results of operations or financial condition of the NYSE Euronext Group, the NASDAQ OMX Group, or the ICE Group, respectively; provided, however, that the following shall not be considered in determining whether a Material Adverse Effect has occurred: (A) any change or development in economic, business or securities markets conditions generally (including any such change or development resulting from acts of war or terrorism) to the extent that such change or development does not affect the NYSE Euronext Group, the NASDAQ OMX Group, or the ICE Group, respectively, in a materially disproportionate manner relative to other securities exchanges or trading markets; (B) any change or development to the extent resulting from the execution or announcement of this Agreement or the transactions contemplated hereby; or (C) any change or development to the extent resulting from any action or omission by any member of the NYSE Euronext Group, the NASDAQ OMX Group, or the ICE Group, respectively, that is required by this Agreement.

“NYSE Euronext Group” means NYSE Euronext and its Subsidiaries, taken as a whole.

“ICE Group” means ICE and its Subsidiaries, taken as a whole.

“NASDAQ OMX Group” means NASDAQ OMX and its Subsidiaries, taken as a whole.

“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

(b) Capitalization. The authorized capital stock of NYSE Euronext consists of 800,000,000 NYSE Euronext Shares, of which [—] NYSE Euronext Shares were outstanding at the close of business on [            ], 2011 (not including [1,645,415] NYSE Euronext Shares held by NYSE Euronext Arca, Inc., an indirect wholly owned Subsidiary of NYSE Euronext, and not including [—] NYSE Euronext Shares held directly by NYSE Euronext in treasury), and 400,000,000 shares of preferred stock, par value $0.01 per share (the “NYSE Euronext Preferred Stock”), of which none are outstanding as of the date hereof. All of the outstanding NYSE Euronext Shares have been duly authorized and are validly issued, fully paid and non-assessable. Except as set forth above, at the close of business on [            ], 2011, no shares of capital stock or other equity interests in NYSE Euronext were issued or outstanding. NYSE Euronext has no NYSE Euronext Shares or NYSE Euronext Preferred Stock reserved for issuance, except that, at the close of business on [            ], 2011, there were [—] NYSE Euronext Shares underlying NYSE Euronext Stock Options, [—] NYSE Euronext Shares underlying NYSE Euronext Stock-Based Awards and [—] NYSE Euronext Shares reserved for issuance for NYSE Euronext employees and directors under NYSE Euronext’s 2006 Stock Incentive Plan, Omnibus Incentive Plan, as amended and restated effective as of May 15, 2008, and non-U.S. stock incentive plans. Each of the outstanding shares of capital stock or other equity interests in each of NYSE Euronext’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and, except as otherwise set forth in the NYSE Euronext Group structure chart set forth in the NYSE Euronext Disclosure Letter, owned by NYSE Euronext or by a direct or indirect wholly owned subsidiary of NYSE Euronext. All shares of capital stock or other equity interests in each of NYSE Euronext’s Subsidiaries owned by NYSE Euronext or by a direct or indirect wholly owned subsidiary of NYSE Euronext are free and clear of any lien, pledge, security interest, claim or other encumbrance (“Lien”). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate NYSE Euronext or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of NYSE Euronext or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other securities of NYSE Euronext or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. NYSE Euronext does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of NYSE Euronext on any matter.

(c) Corporate Authority. NYSE Euronext has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the Merger and the other transactions contemplated hereby, subject only (A) in the case of the Merger, to the approval and adoption of this Agreement and the Merger by a vote of the holders of a majority of the outstanding NYSE Euronext Shares entitled to vote thereon, (the “NYSE Euronext Requisite Vote”) and (B) to the extent required, approval of the SEC or other Governmental Entity as contemplated in Section 4.4. This Agreement is a valid and binding agreement of NYSE Euronext enforceable against NYSE Euronext in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The NYSE Euronext Board: (A) has approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and the Internal Reorganization; (B) has determined, subject to applicable Law, to recommend that the NYSE Euronext stockholders adopt this Agreement and the transactions contemplated by this Agreement; and (C) has received the opinion of its financial advisor, [—], to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of NYSE Euronext Shares (other than NASDAQ OMX, ICE or any of their Affiliates), a copy of which opinion has been delivered to NASDAQ OMX and ICE. It is agreed and understood that such opinion is for the benefit of the NYSE Euronext Board and may not be relied on by NASDAQ OMX or ICE.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(d) No Conflicts.

(i) (A) Neither the execution and delivery by NYSE Euronext of this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, nor the consummation of the Merger and the other transactions herein contemplated will conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of NYSE Euronext or any of its Subsidiaries (with or without the giving of notice or the lapse of time) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Contract, or result in any change in the rights or obligations of any party under any Contract, in each case to which NYSE Euronext or any of its Subsidiaries is a party or by which NYSE Euronext or any of its Subsidiaries or any of their respective assets is bound, (B) nor, assuming that the NYSE Euronext Requisite Vote has been received and all consents, approvals, authorizations and other actions described in Section 3.1(e) have been obtained, all filings and notifications described in Section 3.1(e) have been made and any applicable waiting period has expired or been terminated, will such execution and delivery, compliance, performance or consummation result in any breach or violation of, or a default under, the provisions of the Organizational Documents of NYSE Euronext or any of its Subsidiaries, or any Law applicable to it, except (in each of clauses (A) and (B), as applicable) for such conflicts, breaches, violations, defaults, payments, accelerations, creations or changes that, individually or in the aggregate, have not had and are not reasonably expected to have, a Material Adverse Effect on NYSE Euronext.

(ii) Neither NYSE Euronext nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which NYSE Euronext or any of its Subsidiaries (or, after giving effect to the Merger pursuant to this Agreement, NASDAQ OMX, ICE, the Surviving Corporation or any of their respective Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

“Contract” means, with respect to any Person, any agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation to which such Person or any of its subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject.

“Organizational Documents” means, with respect to any Person, the certificate of incorporation, articles of association, limited liability company agreement, bylaws or similar organizational documents of such Person.

(e) Governmental Approvals and Consents. Other than (i) the compliance with and filings and/or notices under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), Council Regulation (EU) 139/2004 of the European Community, and (ii) other merger control or competition law filings and/or notices (as mutually determined necessary or advisable by NYSE Euronext, NASDAQ OMX and ICE), (iii) the approvals and consents to be obtained from the SEC or any other Governmental Entity, (iv) the filing of the Certificate of Merger, and (v) as required in order to comply with state securities, takeover and “blue sky” laws, no authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by NYSE Euronext or any of its Subsidiaries with, or obtained by NYSE Euronext or any of its Subsidiaries from, any Governmental Entity in connection with the execution and delivery by NYSE Euronext of this Agreement, the performance by NYSE Euronext of its obligations hereunder and the consummation of the transactions contemplated hereby. “Competition Approvals” means, collectively, clauses (i) and (ii) above and approval pursuant to Part 3 of the U.K. Enterprise Act 2002.

(f) Reports; Financial Statements.

(i) The NYSE Euronext Reports were filed in a timely manner and in material compliance with all applicable Laws and other requirements applicable thereto. As of their respective dates (or if amended prior to the date hereof, as of the date of such amendment), the NYSE Euronext Reports complied in all material respects with requirements under applicable Law regarding the accuracy and completeness of the disclosures contained therein.

(ii) The consolidated balance sheet (including the related notes and schedules) included in the audited consolidated financial statements of NYSE Euronext for the fiscal year ended December 31, 2010 (the “NYSE Euronext Financial Statements”) fairly presents the consolidated financial position of NYSE Euronext and its Subsidiaries as of its date, and the consolidated statements of income, equity, and cash flows and of changes in financial position included in the NYSE Euronext Financial Statements (including any related notes and schedules) fairly present the results of operations, equity, cash flows and changes in financial position, as the case may be, of NYSE Euronext and its Subsidiaries for the periods set forth therein, in each case in conformity with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(g) Absence of Certain Changes. Except as disclosed in the NYSE Euronext Financial Statements, since December 31, 2010, (i) NYSE Euronext and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and (ii) there has not been any change or development that, individually or in the aggregate, has had or is reasonably expected to have, a Material Adverse Effect on NYSE Euronext.

(h) Compliance. Neither NYSE Euronext nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any federal, state, local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, writ, franchise, variance, exemption, approval, license or permit in the United States or elsewhere (each, a “Law” and collectively “Laws”) of any Governmental Entity or (ii) any Contract to which NYSE Euronext or any of its Subsidiaries is a party or by which NYSE Euronext or any of its Subsidiaries or any of their respective properties is bound or affected, except in each of clauses (i) and (ii), for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on NYSE Euronext. Each of NYSE Euronext and its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other authorizations, consents and approvals (together, “Permits”) of all Governmental Entities necessary to conduct its business as presently conducted, except where the failure to have such Permits, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on NYSE Euronext.

(i) Litigation and Liabilities. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of NYSE Euronext, threatened against NYSE Euronext, any of its Subsidiaries or any of their respective directors or officers in their capacity as such or (ii) except as disclosed in the NYSE Euronext Financial Statements, obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to, or any other facts or circumstances of which, to the knowledge of NYSE Euronext, could result in any claims against, or obligations or liabilities of, NYSE Euronext or any of its Affiliates, except, in case of either clause (i) or (ii), for those that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on NYSE Euronext.

(j) Employee Benefits.

(i) All material benefit and compensation plans, contracts, policies or arrangements covering current or former employees of NYSE Euronext and its Subsidiaries and current or former directors of NYSE Euronext and its Subsidiaries, including deferred compensation, pension plans, equity option, equity purchase, equity appreciation rights, equity based incentive and bonus plans (the “Benefit Plans”) are listed in Section 3.1(j) of the NYSE Euronext Disclosure Letter. True and complete copies of all material Benefit Plans listed in Section 3.1(j) of the NYSE Euronext Disclosure Letter, including any trust instruments, insurance contracts and all amendments thereto, have been made available to NASDAQ OMX and ICE.

(ii) All Benefit Plans are operated and established in substantial compliance with their terms and all applicable Laws. All Benefit Plans intended to qualify for special tax treatment meet all requirements for such treatment, and all Benefit Plans required to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(iii) Other than as required by applicable Law, neither NYSE Euronext nor any of its Subsidiaries has any material obligations for retiree health and life benefits to any current or former employees of NYSE Euronext or any of its Subsidiaries. Other than as prohibited by applicable Law, NYSE Euronext or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(iv) There has been no amendment to, announcement by NYSE Euronext or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any employees or other service providers of NYSE Euronext and its Subsidiaries to additional compensation or to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans or accelerate options or restricted stock units, (C) accelerate the time of payment or vesting of the NYSE Euronext Stock Options or the NYSE Euronext Stock-Based Awards, or (D) limit or restrict the right of NYSE Euronext to merge, amend or terminate any of the Benefit Plans.

(k) Tax Matters.

(i) The acquisition of the stock of Euronext N.V. by NYSE Euronext (Holding) N.V. was treated as a taxable transaction for U.S. federal income tax purposes by NYSE Euronext and each of its Subsidiaries. Elections under Section 338(g) of the Code were timely and properly made with respect to Euronext N.V. and each entity owned by Euronext N.V., directly or indirectly at the time of the acquisition of Euronext N.V. by NYSE Euronext (Holding) N.V., that was treated as a corporation for U.S. federal income tax purposes.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NYSE Euronext: (A) all Tax Returns that are required to be filed by or with respect to NYSE Euronext or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true and complete; (B) NYSE Euronext and its Subsidiaries have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party, except with respect to matters for which adequate reserves have been established in accordance with GAAP in the most recent NYSE Euronext annual financial statement, as adjusted for operations in the ordinary course of business since the last date which is covered by such statements; (C) there is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of NYSE Euronext or any of its Subsidiaries; (D) the Tax Returns of NYSE Euronext and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including December 31, 2008, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the financial statements contained in the most recent NYSE Euronext Reports; (E) neither NYSE Euronext nor any of its Subsidiaries have waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (F) neither NYSE Euronext nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. law) in the two years prior to the date of this

Agreement; (G) neither NYSE Euronext nor any of its Subsidiaries has any liability for Taxes of any Person (other than NYSE Euronext or any of its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. law), as transferee or successor, by contract or otherwise; (H) there are no liens for Taxes upon any property or assets of NYSE Euronext or any of its Subsidiaries, except for liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent NYSE Euronext annual financial statement, and (I) no private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to NYSE Euronext or any of its Subsidiaries for any taxable year for which the statute of limitations has not expired.

(iii) As used in this Agreement, (A) the term “Tax” (including the plural form “Taxes”) includes all U.S. federal, state, local and non-U.S. income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with a Tax Authority relating to Taxes, and (C) the term “Tax Authority” includes any Governmental Entity responsible for the assessment, collection or enforcement of Laws relating to Taxes (including the IRS and any similar state, local or non-U.S. revenue agency).

(l) Labor Matters. Neither NYSE Euronext nor any of its Subsidiaries is a party to or otherwise bound by any material collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is NYSE Euronext or any of its Subsidiaries the subject of any material proceeding asserting that NYSE Euronext or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of NYSE Euronext, threatened, nor has there been for the past three years, any material labor strike, dispute, walk-out, work stoppage, slow-down or lockout (“Strikes”) involving NYSE Euronext or any of its Subsidiaries, except for any general Strikes that are not directed exclusively at NYSE Euronext or any of its Subsidiaries.

(m) Material Contracts. Except as has not had or is not reasonably expected to have a Material Adverse Effect on NYSE Euronext, neither NYSE Euronext, nor any of its Subsidiaries, is in breach of or default under the terms of any Material Contract, and no event has occurred that (with or without notice or lapse of time or both) could reasonably be expected to result in a breach or default under any Material Contract. To the knowledge of NYSE Euronext, no other party to any Material Contract is in breach of or default under the terms of any such Material Contract where such breach or default has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NYSE Euronext. Except as has not had and is not reasonably expected to have a Material Adverse Effect on NYSE Euronext, each Material Contract is a valid and binding obligation of NYSE Euronext or any of its

Subsidiaries which is party thereto and, to the knowledge of NYSE Euronext, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Bankruptcy and Equity Exception.

“Material Contract” shall mean any Contract to which NYSE Euronext or any of its Subsidiaries is a party or bound as of the date hereof that:

(A) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(B) (1) purports to limit in any material respect either the type of business or the manner or geographic area in which NYSE Euronext or any of its Subsidiaries may so engage in any business, (2) would require the disposition of any material assets or line of business of NYSE Euronext or its Subsidiaries (or, after giving effect to the Merger pursuant to this Agreement, the Surviving Corporation or ICE Newco or any of their respective Subsidiaries) or any of their respective Affiliates as a result of the consummation of the transactions contemplated by this Agreement, (3) is a material Contract that grants “most favored nation” status that, following the Effective Time, would impose obligations upon NASDAQ OMX, ICE, or their Subsidiaries, or (4) prohibits or limits, in any material respect, the right of NYSE Euronext or any of its Subsidiaries (or, after giving effect to the Merger pursuant to this Agreement, the Surviving Corporation or ICE Newco or any of their respective Subsidiaries) to make, sell or distribute any products or services or use, transfer, license or enforce any of their respective intellectual property rights; or

(C) that (1) has an aggregate principal amount, or provides for an aggregate obligation, in excess of $235,000,000 evidencing indebtedness for borrowed money, guaranteeing any such indebtedness of a third party or containing a covenant restricting the payment of dividends, or (2) has the economic effect of any of the items set forth in the foregoing clause (1).

(n) Intellectual Property.

(i) For the purposes of this Agreement, “Intellectual Property” means all inventions, discoveries, patents, patent applications, registered and unregistered trademarks and service marks and all goodwill associated therewith and symbolized thereby, trademark applications and service mark applications, Internet domain names, registered and unregistered copyrights (including databases and other compilations of information), confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists, computer software programs, and all other intellectual property and proprietary rights.

(ii) Except as has not had or is not reasonably expected to have a Material Adverse Effect on NYSE Euronext, (A) NYSE Euronext and/or at least one of its Subsidiaries exclusively owns, is licensed to use or otherwise possesses sufficient and legally enforceable rights to use all Intellectual Property which is owned by or necessary to the operation of the business of NYSE Euronext and its Subsidiaries as currently conducted (the “Material Intellectual Property”) and (B) the consummation of the transactions contemplated by this Agreement will not alter or impair such rights.

(iii) Except as has not had or is not reasonably expected to have a Material Adverse Effect on NYSE Euronext, to the knowledge of NYSE Euronext, the conduct of the business of NYSE Euronext as currently conducted does not infringe upon any Intellectual Property rights or any other proprietary right of any Person. To the knowledge of NYSE Euronext, there is no unauthorized use, infringement or misappropriation and other violation of Material Intellectual Property by any Person, including any employee of NYSE Euronext or any of its Subsidiaries, except as would not reasonably be likely to have a Material Adverse Effect on NYSE Euronext.

(iv) To the knowledge of NYSE Euronext and except as has not had or is not reasonably expected to have a Material Adverse Effect on NYSE Euronext, the IT Assets of NYSE Euronext operate and perform in all material respects in accordance with their documentation and functional specifications, to the extent available, or as otherwise required by NYSE Euronext and its Subsidiaries in connection with the business of NYSE Euronext and its Subsidiaries as currently conducted.

(v) “IT Assets” means, with respect to NYSE Euronext, computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation, used in the business of NYSE Euronext and its Subsidiaries as currently conducted.

Section 3.2 Representations and Warranties of NASDAQ OMX. Except as set forth in the disclosure letter, dated as of the date hereof, delivered to NYSE Euronext by NASDAQ OMX on or prior to entering into this Agreement (the “NASDAQ OMX Disclosure Letter”) and except as disclosed in any report, schedule, form, statement or other document of NASDAQ OMX filed with or furnished to the SEC prior to the date hereof and on or after December 31, 2008 and publicly available on the date hereof on EDGAR (collectively, the “NASDAQ OMX Reports”) (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any NASDAQ OMX Reports or any other disclosure in any NASDAQ OMX Report to the extent that such disclosure is predictive or forward-looking in nature), NASDAQ OMX hereby represents and warrants to NYSE Euronext as set forth in this Section 3.2.

(a) Organization, Good Standing and Qualification. NASDAQ OMX is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization. Each of NASDAQ OMX’s Subsidiaries is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing and in good standing when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on NASDAQ OMX. Each of NASDAQ OMX and its Subsidiaries has all requisite corporate, company or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on NASDAQ OMX.

(b) Capitalization. The authorized capital stock of NASDAQ OMX consists of 300,000,000 NASDAQ OMX Shares, of which [—] NASDAQ OMX Shares were outstanding at the close of business on [            ], 2011, and 30,000,000 shares of NASDAQ OMX Preferred Stock, par value $0.01 per share (the “NASDAQ OMX Preferred Stock”), of which none are outstanding as of the date hereof. All of the outstanding NASDAQ OMX Shares have been duly authorized and are validly issued, fully paid and non-assessable. [Except as set forth above, at the close of business on [            ], 2011, no shares of capital stock or other equity interests in NASDAQ OMX were issued or outstanding. [NASDAQ OMX has no NASDAQ OMX Shares or NASDAQ OMX Preferred Stock reserved for issuance, except that, at the close of business on [            ], 2011, there were [—] options to acquire NASDAQ OMX Shares, [—] NASDAQ OMX Shares underlying NASDAQ OMX restricted stock units and [—] NASDAQ OMX Shares reserved for issuance for NASDAQ OMX employees and directors under [NASDAQ OMX PLANS] and non-U.S. stock incentive plans]]. Each of the outstanding shares of capital stock or other equity interests in each of NASDAQ OMX’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and, except as otherwise set forth in the NASDAQ OMX Group structure chart set forth in the NASDAQ OMX Disclosure Letter, owned by NASDAQ OMX or by a direct or indirect wholly owned subsidiary of NASDAQ OMX. All shares of capital stock or other equity interests in each of NASDAQ OMX’s Subsidiaries owned by NASDAQ OMX or by a direct or indirect wholly owned subsidiary of NASDAQ OMX are free and clear of any Lien. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate NASDAQ OMX or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of NASDAQ OMX or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other securities of NASDAQ OMX or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as listed in Section 3.2(b) of the NASDAQ OMX Disclosure Letter, NASDAQ OMX does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of NASDAQ OMX on any matter.

(c) Corporate Authority. NASDAQ OMX has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the Merger and the other transactions contemplated hereby, subject only (i) to the authorization of the issuance of NASDAQ OMX Shares in an amount sufficient to pay the aggregate NASDAQ OMX Stock Consideration required to be paid by NASDAQ OMX in connection with the Merger by a vote of the holders of a majority of the outstanding NASDAQ OMX Shares entitled to vote thereon (the “NASDAQ OMX Requisite Vote”), and (ii) to the extent required, to approval of the SEC or other Governmental Entity as contemplated in Section 4.4. This Agreement is a valid and binding agreement of NASDAQ OMX, enforceable against NASDAQ OMX in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception. The NASDAQ OMX Board: (A) has approved the transactions contemplated by this Agreement, including the Merger, and (B) has determined, subject to applicable Law, to recommend that the NASDAQ OMX stockholders authorize the issuance of the NASDAQ OMX Stock Consideration in an amount sufficient to pay the aggregate Merger Consideration required to be paid by NASDAQ OMX in connection with the Merger.

(d) No Conflicts. (i) Neither the execution and delivery by NASDAQ OMX of this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, nor the consummation of the Merger and the other transactions herein contemplated will conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of NASDAQ OMX or any of its Subsidiaries (with or without the giving of notice or the lapse of time) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Contract, or result in any change in the rights or obligations of any party under any Contract, in each case to which NASDAQ OMX or any of its Subsidiaries is a party or by which NASDAQ OMX or any of its Subsidiaries or any of their respective assets is bound, (ii) nor, assuming that the NASDAQ OMX Requisite Vote has been received and all consents, approvals, authorizations and other actions described in Section 3.2(e) have been obtained, all filings and notifications described in Section 3.2(e) have been made and any applicable waiting period has expired or been terminated, will such execution and delivery, compliance, performance or consummation result in any breach or violation of, or a default under, the provisions of the Organizational Documents of NASDAQ OMX or any of its Subsidiaries, or any Law applicable to it, except (in each of clauses (i) and (ii), as applicable) for such conflicts, breaches, violations, defaults, payments, accelerations, creations or changes that, individually or in the aggregate, have not had and are not reasonably expected to have, a Material Adverse Effect on NASDAQ OMX.

(e) Governmental Approvals and Consents. Other than (i) the Competition Approvals, (ii) the approvals and consents to be obtained from the SEC or any Governmental Entity, and (iii) as required in order to comply with state securities, takeover and “blue sky” laws, no authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by NASDAQ OMX or any of its Subsidiaries with, or obtained by NASDAQ OMX or any of its Subsidiaries from, any Governmental Entity in connection with the execution and delivery by NASDAQ OMX of this Agreement, the performance by NASDAQ OMX of its obligations hereunder and the consummation of the transactions contemplated hereby.

(f) Reports; Financial Statements.

(i) The NASDAQ OMX Reports were filed in a timely manner and in material compliance with all applicable Laws and other requirements applicable thereto. As of their respective dates (or if amended prior to the date hereof, as of the date of such amendment), the NASDAQ OMX Reports complied in all material respects with requirements under applicable Law regarding the accuracy and completeness of the disclosures contained therein.

(ii) The consolidated balance sheet (including the related notes and schedules) included in the audited consolidated financial statements of NASDAQ OMX for the fiscal year ended December 31, 2010 (the “NASDAQ OMX Financial Statements”) fairly presents the consolidated financial position of NASDAQ OMX and its Subsidiaries as of its date, and the consolidated statements of income, equity, and cash flows and of changes in financial position included in the NASDAQ OMX Financial Statements (including any related notes and schedules) fairly present the results of operations, equity, cash flows and changes in financial position, as the case may be, of NASDAQ OMX and its Subsidiaries for the periods set forth therein, in each case in conformity with GAAP consistently applied during the periods involved, except as may be noted therein.

(g) Absence of Certain Changes. Except as disclosed in the NASDAQ OMX Financial Statements, since December 31, 2010, (i) NASDAQ OMX and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and (ii) there has not been any change or development that, individually or in the aggregate, has had or is reasonably expected to have, a Material Adverse Effect on NASDAQ OMX.

(h) Compliance. Neither NASDAQ OMX nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Laws of any Governmental Entity or (ii) any Contract to which NASDAQ OMX or any of its Subsidiaries is a party or by which NASDAQ OMX or any of its Subsidiaries or any of their respective properties is bound or affected, except in each of clauses (i) and (ii), for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on NASDAQ OMX. Each of NASDAQ OMX and its Subsidiaries has all Permits of all Governmental Entities necessary to conduct its business as presently conducted, except where the failure to have such Permits, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on NASDAQ OMX.

(i) Litigation and Liabilities. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of NASDAQ OMX, threatened against NASDAQ OMX, any of its Subsidiaries or any of their respective directors or officers in their capacity as such or (ii) except as disclosed in the NASDAQ OMX Financial Statements, obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to, or any other facts or circumstances of which, to the knowledge of NASDAQ OMX, could result in any claims against, or obligations or liabilities of, NASDAQ OMX or any of its Affiliates, except, in case of either clause (i) or (ii), for those that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on NASDAQ OMX.

(j) Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NASDAQ OMX: (A) all Tax Returns that are required to be filed by or with respect to NASDAQ OMX or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true and complete; (B) NASDAQ OMX and its Subsidiaries have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party, except with respect to matters for which adequate reserves have been established in accordance with GAAP in the most recent NASDAQ OMX annual financial statement, as adjusted for operations in the ordinary course of business since the last date which is covered by such statements; (C) there is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of NASDAQ OMX or any of its Subsidiaries; (D) the Tax Returns of NASDAQ OMX and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including December 31, 2008, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the financial statements contained in the most recent NASDAQ OMX Reports; (E) neither NASDAQ OMX nor any of its Subsidiaries have waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (F) neither NASDAQ OMX nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. law) in the two years prior to the date of this Agreement; (G) neither NASDAQ OMX nor any of its Subsidiaries has any liability for Taxes of any Person (other than NASDAQ OMX or any of its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. law), as transferee or successor, by contract or otherwise; (H) there are no liens for Taxes upon any property or assets of NASDAQ OMX or any of its Subsidiaries, except for liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent NASDAQ OMX annual financial statement, and (I) no private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to NASDAQ OMX or any of its Subsidiaries for any taxable year for which the statute of limitations has not expired.

(k) Financing. NASDAQ OMX has delivered to NYSE Euronext a true and complete fully executed copy of the commitment letter, dated as of April [    ], 2011 among NASDAQ OMX and Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Loan Finance LLC, UBS Securities LLC, Nordea Bank AB (publ) and Skandinaviska Enskilda Banken AB (publ) (the “NASDAQ OMX Financing Sources”), including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the “NASDAQ OMX Commitment Letter”, and the provision of such funds as set forth in the NASDAQ OMX Commitment Letter, the “NASDAQ OMX Financing”), pursuant to which and subject to the terms and conditions thereof each of the NASDAQ OMX Financing Sources have severally agreed to lend the amounts set forth therein, for the purposes set forth in the NASDAQ OMX Commitment Letter. The NASDAQ OMX Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the NASDAQ OMX Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the NASDAQ OMX Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of NASDAQ OMX, as applicable and, to the knowledge of NASDAQ OMX, each of the NASDAQ OMX Financing Sources. Subject to the terms and conditions of the NASDAQ OMX Commitment Letter, assuming the accuracy of NYSE Euronext’s representations and warranties contained in Section 3.1(b) and assuming compliance by NYSE Euronext in all material respects with its covenants contained in Article IV, the net proceeds contemplated from the NASDAQ OMX Financing, together with other financial resources of NASDAQ OMX including cash on hand and marketable securities of NASDAQ OMX on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of the obligations of NASDAQ OMX under this Agreement, including the payment of any amounts required to be paid pursuant to Article II and of all fees and expenses reasonably expected to be incurred in connection herewith. As of the date of this Agreement, (i) (assuming the accuracy of NYSE Euronext’s representations and warranties contained in Section 3.1(g)) no event has occurred that (with or without notice or lapse of time or both) would constitute a breach or default, in each case, on the part of NASDAQ OMX under the NASDAQ OMX Commitment Letter or, to the knowledge of NASDAQ OMX any of the NASDAQ OMX Financing Sources, and (ii) subject to the satisfaction of the conditions contained in Section 5.1, NASDAQ OMX has no reason to believe that any of the conditions to the NASDAQ OMX Financing will not be satisfied or that the NASDAQ OMX Financing or any other funds necessary for the satisfaction of all of the obligations of NASDAQ OMX under this Agreement and of all fees and expenses reasonably expected to be incurred in connection herewith will not be available to NASDAQ OMX on the Closing Date. NASDAQ OMX has fully paid all commitment fees or other fees required, as applicable, to be paid prior to the date of this Agreement pursuant to the NASDAQ OMX Commitment Letter.

Section 3.3 Representations and Warranties of ICE. Except as set forth in the disclosure letter, dated as of the date hereof, delivered to NYSE Euronext by ICE on or prior to entering into this Agreement (the “ICE Disclosure Letter”) and except as disclosed in any report, schedule, form, statement or other document of ICE filed with or furnished to the SEC prior to the date hereof and on or after December 31, 2008 and publicly available on the date hereof on EDGAR (collectively, the “ICE Reports”) (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any ICE Reports or any other disclosure in any ICE Report to the extent that such disclosure is predictive or forward-looking in nature), ICE hereby represents and warrants to NYSE Euronext as set forth in this Section 3.3.

(a) Organization, Good Standing and Qualification. ICE is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization. Each of ICE’s Subsidiaries is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing and in good standing when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on ICE. Each of ICE and its Subsidiaries has all requisite corporate, company or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on ICE.

(b) Capitalization. The authorized capital stock of ICE consists of 194,275,000 ICE Shares, of which [—] ICE Shares were outstanding at the close of business on [            ], 2011, and 25,000,000 shares of ICE Preferred Stock, par value $0.01 per share (the “ICE Preferred Stock”), of which none are outstanding as of the date hereof. All of the outstanding ICE Shares have been duly authorized and are validly issued, fully paid and

non-assessable. Except as set forth above, at the close of business on [            ], 2011, no shares of capital stock or other equity interests in ICE were issued or outstanding. ICE has no ICE Shares or ICE Preferred Stock reserved for issuance, except that, at the close of business on [            ], 2011, there were [—] options to acquire ICE Shares, [—] ICE Shares underlying ICE restricted stock units and [—] ICE Shares reserved for issuance for ICE employees and directors under the ICE 2000 Stock Option Plan, ICE 2003 Restricted Stock Deferral Plan for Outside Directors, ICE 2004 Restricted Stock Plan, ICE 2005 Equity Incentive Plan, ICE 2009 Omnibus Incentive Plan and 1999 Stock Options/Stock Issuance Plan of Creditex. Each of the outstanding shares of capital stock or other equity interests in each of ICE’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and, except as otherwise set forth in the ICE Group structure chart set forth in the ICE Disclosure Letter, owned by ICE or by a direct or indirect wholly owned subsidiary of ICE. All shares of capital stock or other equity interests in each of ICE’s Subsidiaries owned by ICE or by a direct or indirect wholly owned subsidiary of ICE are free and clear of any Lien. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate ICE or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of ICE or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other securities of ICE or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. ICE does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of ICE on any matter.

(c) Corporate Authority. ICE has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the Merger and the other transactions contemplated hereby, subject only (i) to the authorization of the issuance of ICE Shares in an amount sufficient to pay the aggregate ICE Stock Consideration required to be paid by ICE in connection with the Merger by a vote of the holders of a majority of the outstanding ICE Shares entitled to vote thereon (the “ICE Requisite Vote”), and (ii) to the extent required, to approval of the SEC or other Governmental Entity as contemplated in Section 4.4. This Agreement is a valid and binding agreement of ICE, enforceable against ICE in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception. The ICE Board: (A) has approved the transactions contemplated by this Agreement, including the Merger, and (B) has determined, subject to applicable Law, to recommend that the ICE stockholders authorize the issuance of the ICE Stock Consideration in an amount sufficient to pay the aggregate Merger Consideration required to be paid by ICE in connection with the Merger.

(d) No Conflicts. (i) Neither the execution and delivery by ICE of this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, nor the consummation of the Merger and the other transactions herein contemplated will conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of ICE or any of its Subsidiaries (with or without the giving of notice or the lapse of time) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Contract, or result in any change in the rights or obligations of any party under any Contract, in each case to which ICE or any of its Subsidiaries is a party or by which ICE or any of its Subsidiaries or any of their respective assets is bound, (ii) nor, assuming that the ICE Requisite Vote has been received and all consents, approvals, authorizations and other actions described in Section 3.3(e) have been obtained, all filings and notifications described in Section 3.3(e) have been made and any applicable waiting period has expired or been terminated, will such execution and delivery, compliance, performance or consummation result in any breach or violation of, or a default under, the provisions of the Organizational Documents of ICE or any of its Subsidiaries, or any Law applicable to it, except (in each of clauses (i) and (ii), as applicable) for such conflicts, breaches, violations, defaults, payments, accelerations, creations or changes that, individually or in the aggregate, have not had and are not reasonably expected to have, a Material Adverse Effect on ICE.

(e) Governmental Approvals and Consents. Other than (i) the Competition Approvals, (ii) the approvals and consents to be obtained from the SEC or any other Governmental Authority, and (iii) as required in order to comply with state securities, takeover and “blue sky” laws, no authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by ICE or any of its Subsidiaries with, or obtained by ICE or any of its Subsidiaries from, any Governmental Entity in connection with the execution and delivery by ICE of this Agreement, the performance by ICE of its obligations hereunder and the consummation of the transactions contemplated hereby.

(f) Reports; Financial Statements.

(i) The ICE Reports were filed in a timely manner and in material compliance with all applicable Laws and other requirements applicable thereto. As of their respective dates (or if amended prior to the date hereof, as of the date of such amendment), the ICE Reports complied in all material respects with requirements under applicable Law regarding the accuracy and completeness of the disclosures contained therein.

(ii) The consolidated balance sheet (including the related notes and schedules) included in the audited consolidated financial statements of ICE for the fiscal year ended December 31, 2010 (the “ICE Financial Statements”) fairly presents the consolidated financial position of ICE and its Subsidiaries as of its date, and the consolidated statements of income, equity, and cash flows and of changes in financial position included in the ICE Financial Statements (including any related notes and schedules) fairly present the results of operations, equity, cash flows and changes in financial position, as the case may be, of ICE and its Subsidiaries for the periods set forth therein, in each case in conformity with GAAP consistently applied during the periods involved, except as may be noted therein.

(g) Absence of Certain Changes. Except as disclosed in the ICE Financial Statements, since December 31, 2010, (i) ICE and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and (ii) there has not been any change or development that, individually or in the aggregate, has had or is reasonably expected to have, a Material Adverse Effect on ICE.

(h) Compliance. Neither ICE nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Laws of any Governmental Entity or (ii) any Contract to which ICE or any of its Subsidiaries is a party or by which ICE or any of its Subsidiaries or any of their respective properties is bound or affected, except in each of clauses (i) and (ii), for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on ICE. Each of ICE and its Subsidiaries has all Permits of all Governmental Entities necessary to conduct its business as presently conducted, except where the failure to have such Permits, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on ICE.

(i) Litigation and Liabilities. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of ICE, threatened against ICE, any of its Subsidiaries or any of their respective directors or officers in their capacity as such or (ii) except as disclosed in the ICE Financial Statements, obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to, or any other facts or circumstances of which, to the knowledge of ICE, could result in any claims against, or obligations or liabilities of, ICE or any of its Affiliates, except, in case of either clause (i) or (ii), for those that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on ICE.

(j) Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ICE: (A) all Tax Returns that are required to be filed by or with respect to ICE or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true and complete; (B) ICE and its Subsidiaries have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party, except with respect to matters for which adequate reserves have been established in accordance with GAAP in the most recent ICE annual financial statement, as adjusted for operations in the ordinary course of business since the last date which is covered by such statements; (C) there is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of ICE or any of its Subsidiaries; (D) the Tax Returns of ICE and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including December 31, 2008, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the financial statements contained in the most recent ICE Reports; (E) neither ICE nor any of its Subsidiaries have waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (F) neither ICE nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. law) in the two years prior to the date of this Agreement; (G) neither ICE nor any of its Subsidiaries has any liability for Taxes of any Person (other than ICE or any of its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. law), as transferee or successor, by contract or otherwise; (H) there are no liens for Taxes upon any property or assets of ICE or any of its Subsidiaries, except for liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent ICE annual financial statement, and (I) no private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to ICE or any of its Subsidiaries for any taxable year for which the statute of limitations has not expired.

(k) Financing. ICE has delivered to NYSE Euronext a true and complete fully executed copy of the commitment letter, dated as of April 19, 2011 among ICE and Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Bank of America, N.A., and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “ICE Financing Sources”), including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the “ICE Commitment Letter”, together with the NASDAQ OMX Commitment Letter, the “Commitment Letters”) and the provision of such funds as set forth in the ICE Commitment Letter, the “ICE Financing”, together with the NASDAQ OMX Financing, the “Financing”), pursuant to which and subject to the terms and conditions thereof each of ICE Financing Sources have severally agreed to lend the amounts set forth therein, for the purposes set forth in the ICE Commitment Letter. The ICE Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the ICE Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the ICE Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of ICE, as applicable and, to the knowledge of ICE, the ICE Financing Sources. Subject to the terms and conditions of the ICE Commitment Letter, assuming the accuracy of NYSE Euronext’s representations and warranties contained in Section 3.1(b) and assuming compliance by NYSE Euronext in all material respects with its covenants contained in Article IV, the net proceeds contemplated from the ICE Financing, together with other financial resources of ICE, including cash on hand and marketable securities of ICE on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of the obligations of ICE under this Agreement, including the payment of any amounts required to be paid pursuant to Article II and of all fees and expenses reasonably expected to be incurred in connection herewith. As of the date of this Agreement, (i) (assuming the accuracy of NYSE Euronext’s representations and warranties contained in Section 3.1(g)) no event has occurred that (with or without notice or lapse of time or both) would constitute a breach or default, in each case, on the part of ICE under the ICE Commitment Letter or, to the knowledge of ICE, any of the ICE Financing Sources, and (ii) subject to the satisfaction of the conditions contained in Section 5.1, ICE has no reason to believe that any of the conditions to the ICE Financing will not be satisfied or that the ICE Financing or any other funds necessary for the satisfaction of all of the obligations of ICE under this Agreement and of all fees and expenses reasonably expected to be incurred in connection herewith will not be available to ICE on the Closing Date. ICE has fully paid all commitment fees or other fees required, as applicable, to be paid prior to the date of this Agreement pursuant to the ICE Commitment Letter.

Section 3.4 Representations and Warranties regarding Merger Sub. Each of the Parents hereby represent and warrant to NYSE Euronext as set forth in this Section 3.4.

(a) Organization, Good Standing and Qualification. Merger Sub is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization. Merger Sub has not conducted any business other than activities incidental to its organization and the consummation of the transactions contemplated by this Agreement.

(b) Capitalization. The authorized capital stock of Merger Sub consists of [—] shares of Class A Stock, of which [—] are outstanding as of the date hereof and [—] shares of Class B Stock, of which [—] are outstanding as of the date hereof. All of the outstanding shares of Merger Sub common stock have been duly authorized and are validly issued, fully paid and non-assessable.

(c) Corporate Authority. Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under this Agreement, and to consummate the Merger and the other transactions contemplated hereby, subject to the adoption of this Agreement by the stockholders of Merger Sub following the execution of this Agreement. This Agreement is a valid and binding agreement of Merger Sub enforceable against it in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception. The board of directors of Merger Sub (a) has approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger and (b) has determined, subject to applicable Law, to recommend that the stockholders of Merger Sub adopt this Agreement and the transactions contemplated by this Agreement, including the Merger.

(d) No Conflicts. The execution and delivery, compliance, performance or consummation shall not result in any breach or violation of, or a default under, the provisions of Merger Sub’s Organizational Documents, except for such breaches, violations or defaults that, individually or in the aggregate, have not had and are not reasonably expected to have, a Material Adverse Effect on NASDAQ OMX or ICE.

ARTICLE IV.

COVENANTS

Section 4.1 Interim Operations. (a) NYSE Euronext covenants and agrees as to itself and its Subsidiaries that, after the date hereof and until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, unless NASDAQ OMX and ICE shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement (including with respect to Section 4.14) or except as otherwise set forth in Section 4.1 of the NYSE Euronext Disclosure Letter:

(i) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice, and NYSE Euronext shall take such actions as are necessary so that (1) if the number of any restricted stock units issued after January 1, 2011 by NYSE Euronext or its Subsidiaries (“NYSE Euronext RSUs”) exceeds the number of any NYSE Euronext RSUs forfeited after January 1, 2011 (any such excess, the “Excess Number”), then NYSE Euronext shall cause a number of NYSE

Euronext RSUs equal to the Excess Number to be settled in cash instead of NYSE Euronext Shares and (2) any stock options issued after January 1, 2011 by NYSE Euronext shall be settled in cash instead of NYSE Euronext Shares;

(ii) (A) it shall not issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (B) it shall not amend its certificate of incorporation or bylaws; (C) it shall not split, combine or reclassify its outstanding shares of capital stock; (D) it shall not declare, set aside or pay any type of dividend, whether payable in cash, stock or property, in respect of any capital stock other than the quarterly dividends payable by NYSE Euronext in an amount per share not to exceed its most recent quarterly per share dividend and with the timing of such dividend to be consistent with past practice) or dividends payable by its direct or indirect wholly owned Subsidiaries to it or another of its direct or indirectly wholly owned Subsidiaries; and (E) it shall not repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any interests or shares of its capital stock, as applicable, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(iii) neither it nor any of its Subsidiaries shall (A) solely except as may be necessary to effect the Internal Reorganization, issue, sell, pledge, dispose of or encumber (v) any shares of, or (w) securities convertible into or exchangeable or exercisable for, or (x) options, warrants, calls, commitments or rights of any kind to acquire, capital stock of any class, as appropriate, or (y) any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with its stockholders on any matter or any other property or assets other than NYSE Euronext Shares issuable pursuant to stock-based awards outstanding on or awarded prior to the date hereof under the NYSE Euronext Stock Plans; (B) other than in the ordinary and usual course of business and consistent with past practice and other than any incurrence of indebtedness that is less than $235,000,000 in the aggregate, incur any long-term indebtedness for borrowed money (including any guarantee of such indebtedness); or (C) make or authorize or commit for any capital expenditures, except for in accordance with the 2011 capital expenditure target for NYSE Euronext that has been provided to NASDAQ OMX and ICE prior to the date of this Agreement or such other capital expenditures targets as may be agreed by NYSE Euronext, NASDAQ OMX and ICE (provided that (1) NYSE Euronext shall be permitted to make or authorize or commit for any capital expenditures in an amount that is between 75% and 110% of its capital expenditure target and (2) if the Effective Time shall not have occurred on or prior to December 31, 2011, then, for purposes of this Section 4.1(a)(iii), NYSE Euronext’s capital expenditure target will be adjusted upwards to take into account the number of days between December 31, 2011 and the Effective Time and assuming that the 2012 capital expenditure target shall be equal to the 2011 capital expenditure target);

(iv) neither NYSE Euronext nor any of its Subsidiaries shall (A) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Benefit Plan, as the case may be, or any other arrangement that would be a NYSE Euronext Stock Plan if in effect on the date hereof other than offer letters provided to newly hired or promoted employees (but excluding offer letters to executive officers of NYSE Euronext and its Subsidiaries or to employees whose target compensation is in excess of the average compensation of executive officers of NYSE Euronext or its Subsidiaries or of the employees, as the case may be), or (B) except for increases occurring in the ordinary and usual course of business consistent with past practice, increase the salary, wage, bonus or other compensation of any employees or fringe benefits of any director, officer or employee or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

(v) neither NYSE Euronext nor any of its Subsidiaries shall lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose (whether by way of merger, consolidation, sale of stock or assets, or otherwise) of any material portion of its assets, including the capital stock of Subsidiaries (it being understood that the foregoing shall not prohibit the sale of inventory in the ordinary course of business), except for (A) dispositions of assets that in total have an aggregate fair market value of less than $135,000,000, or (B) transactions between NYSE Euronext and any Subsidiary or transactions between Subsidiaries;

(vi) neither NYSE Euronext nor any of its Subsidiaries shall acquire or agree to acquire (whether by merger, consolidation, purchase or otherwise) any Person or assets, in which the expected gross expenditures and commitments (including the amount of any indebtedness assumed) (A) for all such acquisitions exceeds, in the aggregate, $270,000,000 (it being understood that if NYSE Euronext intends to make one or more acquisitions that would exceed such amount, then NYSE Euronext, NASDAQ OMX and ICE will discuss in good faith as to whether to permit such acquisitions based on the best interests of NASDAQ OMX and ICE after the Effective Time), or (B) is reasonably likely, individually or in the aggregate, to materially delay the satisfaction of the conditions set forth in Article V or prevent the satisfaction of such conditions;

(vii) except in the ordinary and usual course of business consistent with past practice, neither NYSE Euronext nor any of its Subsidiaries shall (i) settle or compromise any material claims or litigation if such settlement or compromise would involve, individually or together with all such other settlements or compromises, the payment of money by NYSE Euronext or its Subsidiaries of $70,000,000 or more or would involve any admission of material wrongdoing or any material conduct requirement or restriction by NYSE Euronext or its Subsidiaries or (ii) modify, amend or terminate in any material respect any of its Material Contracts or waive, release or assign any material rights or claims thereunder in excess of $70,000,000 individually or in the aggregate;

(viii) except to the extent otherwise required by Law, neither NYSE Euronext nor any of its Subsidiaries shall make or change any Tax election, change any method of Tax accounting, file any amended Tax Return, or settle or compromise any audit or proceeding relating to Taxes, in each case, if such action would reasonably be expected to have an adverse effect on NYSE Euronext that is material; or permit any material insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business;

(ix) neither NYSE Euronext nor any of its Subsidiaries shall permit any change in its financial accounting principles, policies or practice (including any of its practices with respect to accounts receivable or accounts payable), except to the extent that any such changes in financial accounting principles, policies or practices shall be required by changes in GAAP;

(x) neither NYSE Euronext nor any of its Subsidiaries shall enter into any “non-compete” or similar Contract that would materially restrict the business of NASDAQ OMX Group or ICE Group following the Effective Time;

(xi) except as permitted pursuant to Section 4.1(a)(iv), neither NYSE Euronext nor any of its Major Subsidiaries shall enter into any Contract between itself, on the one hand, and any of its employees, officers or directors, on the other hand, if such Contract is not entered into on an arm’s length basis; and

(xii) neither NYSE Euronext nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing set forth in Sections 4.1(a)(i) through (xi) if NYSE Euronext would be prohibited by the terms of Sections 4.1(a)(i) through (xi) from doing the foregoing.

(b) Each of NASDAQ OMX and ICE covenants and agrees as to itself and its Subsidiaries that, after the date hereof and until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, unless NYSE Euronext shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement or except as otherwise set forth in Section 4.1 of the NASDAQ OMX Disclosure Letter or Section 4.1 of the ICE Disclosure Letter, as the case may be:

(i) (A) it shall not amend its certificate of incorporation or bylaws in a manner adverse to the stockholders of NYSE Euronext as opposed to any other holders of its common stock; (B) it shall not split, combine or reclassify its outstanding shares of capital stock; (C) it shall not declare, set aside or pay any type of dividend, whether payable in cash, stock or property, in respect of any capital stock; and (D) it shall not repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any interests or shares of its capital stock, as applicable, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(ii) it shall not issue, sell, dispose of or grant, or authorize the issuance, sale, disposition or grant of, any shares of any class of its capital stock except (A) for fair market value or (B) upon the vesting of restricted stock units or the exercise of options, warrants, convertible securities or other rights of any kind to acquire any of its capital stock which were issued with an exercise or conversion price of not less than the market price at the time of issuance; provided, however, that the foregoing shall not prohibit issuances of common stock, restricted stock units, options or rights as part of normal employee compensation in the ordinary course of business; provided, further, that this subsection (B) shall not prohibit the issuance of capital stock, restricted stock units, options, warrants, convertible securities or other rights in connection with any equity financing contemplated by NASDAQ OMX or ICE, as applicable, in connection with the transactions contemplated by this Agreement;

(iii) neither it nor any of its Subsidiaries shall acquire or agree to acquire (whether by merger, consolidation, purchase or otherwise) any Person or assets, in which the expected gross expenditures and commitments (including the amount of any indebtedness assumed) is reasonably likely, individually or in the aggregate, to materially delay the satisfaction of the conditions set forth in Article V or prevent the satisfaction of such conditions;

(iv) it shall not fail to make in a timely manner any filings with the SEC required under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”) or the Securities Exchange Act of 1934, as amended (including the rules promulgated thereunder, the “Exchange Act”) or the rules and regulations promulgated thereunder; and

(v) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing set forth in Section 4.1(b)(i) through (iv) if it would be prohibited by the terms of Section 4.1(b)(i) through (iv) from doing the foregoing.

Section 4.2 Acquisition Proposals.

(a) Without limiting any of such other Party’s other obligations under this Agreement, each of NYSE Euronext, NASDAQ OMX and ICE agrees that, from and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, neither it nor any of its Subsidiaries nor any of the officers or directors of it or its Subsidiaries (including any member of its respective board of directors) shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by way of furnishing information), facilitate, or induce any inquiries or the making, submission or announcement of, any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, (ii) subject to Section 4.2(c), have any discussion with any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) subject to Section 4.2(c), provide any confidential information or data to any Person in relation to an Acquisition Proposal, (iv) subject to Section 4.2(c), approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (v) subject to Section 4.2(c), approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, business combination agreement, option agreement or other similar agreement (any of the preceding in this subsection (v), an “Alternative Acquisition Agreement”) or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

An “Acquisition Proposal” for any NYSE Euronext, NASDAQ OMX or ICE means any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of NYSE Euronext, NASDAQ OMX or ICE, as applicable, or any of its

Subsidiaries that constitutes 15% or more of the consolidated gross revenue or consolidated gross assets of NYSE Euronext, NASDAQ OMX or ICE, as applicable, and its Subsidiaries, taken as a whole (such Subsidiary, a “Major Subsidiary”); (ii) any direct or indirect acquisition or purchase of (A) 15% or more of any class of equity securities or voting power or 15% or more of the consolidated gross assets of NYSE Euronext, NASDAQ OMX or ICE, as applicable, or (B) 15% or more of any class of equity securities or voting power of any of its Major Subsidiaries; (iii) any tender offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities or voting power of NYSE Euronext, NASDAQ OMX or ICE, as applicable; or (iv) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NYSE Euronext, NASDAQ OMX or ICE, as applicable, or any Major Subsidiary of NYSE Euronext, NASDAQ OMX or ICE, as applicable, but with the exception of intra-group reorganizations.

(b) Within two (2) Business Days after receipt of an Acquisition Proposal or any request for nonpublic information or inquiry that a Party reasonably believes could lead to an Acquisition Proposal, such Party shall provide each of the other Parties with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person making any such Acquisition Proposal, request or inquiry. Thereafter, the Party in receipt of such Acquisition Proposal shall provide each of the other Parties, as promptly as practicable, with oral and written notice setting forth all such information as is reasonably necessary to keep such Parties informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

(c) Notwithstanding anything in this Agreement to the contrary, NYSE Euronext, NASDAQ OMX and ICE and the NYSE Euronext Board, NASDAQ OMX Board and ICE Board shall be permitted to (A) comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act, (B) after complying with Section 4.2(d), determine either to make no recommendation for the Merger, the issuance of NASDAQ OMX Shares or the issuance of ICE Shares, respectively, or to withdraw, modify or qualify any such recommendation in a manner that is, in the case of NYSE Euronext, adverse to any of Parents or Merger Sub, or, in the case of either NASDAQ OMX or ICE, adverse to NYSE Euronext (with respect to NYSE Euronext such determination not to make a recommendation or any such withdrawal, modification or qualification, a “Change in NYSE Euronext Recommendation”, with respect to NASDAQ OMX such determination not to make a recommendation or any such withdrawal, modification or qualification, a “Change in NASDAQ OMX Recommendation”, with respect to ICE such determination not to make a recommendation or any such withdrawal, modification or qualification, a “Change in ICE Recommendation”), or (C) (x) in the case of NYSE Euronext, prior to the receipt by NYSE Euronext of the NYSE Euronext Requisite Vote, (y) in the case of NASDAQ OMX, prior to the receipt of the NASDAQ OMX Requisite Vote, and (z) in the case of ICE, prior to the receipt of the ICE Requisite Vote, engage in any discussions or negotiations with, or provide any information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, (i) in the case of clause (B) above, (x) if such Change in NYSE Euronext Recommendation, Change in NASDAQ OMX Recommendation or Change in ICE Recommendation, as applicable, is made in response to an Acquisition Proposal, then such Acquisition Proposal shall have been an unsolicited bona fide written Acquisition Proposal from a third party that the NYSE Euronext Board, NASDAQ OMX Board or ICE Board, as applicable, concludes in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a Superior Proposal or (y) if such Change in NYSE Euronext Recommendation, Change in NASDAQ OMX Recommendation or Change in ICE Recommendation, as applicable, is not made in response to an Acquisition Proposal, then the NYSE Euronext Board, NASDAQ OMX Board or ICE Board, as applicable, after consultation with its outside legal counsel, determines in good faith that the failure to make such Change in NYSE Euronext Recommendation, Change in NASDAQ OMX Recommendation or Change in ICE Recommendation, as applicable, would be inconsistent with its fiduciary duties under applicable Law, (ii) in the case of clause (C) above, (1) the NYSE Euronext Board, NASDAQ OMX Board or ICE Board, as applicable, concludes in good faith (after consultation with its outside legal counsel and financial advisors) that there is a reasonable likelihood that such Acquisition Proposal could constitute a Superior Proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (2) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the NYSE Euronext Board, NASDAQ OMX Board or ICE Board, as applicable, receives from such Person an executed confidentiality agreement with confidentiality terms no less restrictive, in the aggregate, than those contained in the Confidentiality Agreement, and (3) NYSE Euronext, NASDAQ OMX or ICE, as applicable, is not then in material breach of its obligations under this Section 4.2 related to such Acquisition Proposal.

(d) Prior to any Change in NYSE Euronext Recommendation, NYSE Euronext shall provide each of NASDAQ OMX and ICE with a written notice (the “NYSE Euronext Change in Recommendation Notice”) of NYSE Euronext’s intention to make a Change in NYSE Euronext Recommendation at least five (5) Business Days prior to making a Change in NYSE Euronext Recommendation, and, in the case of any Change in NYSE Euronext Recommendation in connection with an Acquisition Proposal, NYSE Euronext shall negotiate in good faith during such five (5) Business Day period with respect to any modifications to the terms of the transaction contemplated by this Agreement that are proposed by NASDAQ OMX and ICE, and NYSE Euronext shall consider any such modifications agreed to by the Parties in determining whether such Acquisition Proposal still constitutes a Superior Proposal after such five (5) Business Day period. Prior to any Change in NASDAQ OMX Recommendation, NASDAQ OMX shall provide each of NYSE Euronext and ICE with a written notice (the “NASDAQ OMX Change in Recommendation Notice”) of NASDAQ OMX’s intention to make a Change in NASDAQ OMX Recommendation at least five (5) Business Days prior to making a Change in NASDAQ OMX Recommendation, and, in the case of any Change in NASDAQ OMX Recommendation in connection with an Acquisition Proposal, NASDAQ OMX shall negotiate in good faith during such five (5) Business Day period with respect to any modifications to the terms of the transaction contemplated by this Agreement that are proposed by NYSE Euronext, and NASDAQ OMX shall consider any such modifications agreed to by the Parties in determining whether such Acquisition Proposal still constitutes a Superior Proposal after such five (5) Business Day period. Prior to any Change in ICE Recommendation, ICE shall provide each of NYSE Euronext and NASDAQ OMX with a written notice (the “ICE Change in Recommendation Notice”) of ICE’s intention to make a Change in ICE Recommendation at least five (5) Business Days prior to making a Change in ICE Recommendation, and, in the case of any Change in ICE Recommendation in connection with an Acquisition Proposal, ICE shall negotiate in good faith during such five (5) Business Day period with respect to any modifications to the terms of the transaction contemplated by this Agreement that are proposed by NYSE Euronext, and ICE shall consider any such modifications agreed to by the Parties in determining whether such Acquisition Proposal still constitutes a Superior Proposal after such five (5) Business Day period.

(e) In the event that a third party who has previously made an Acquisition Proposal that the NYSE Euronext Board, NASDAQ OMX Board or ICE Board, as applicable, has determined in accordance with this Section 4.2 is a Superior Proposal subsequently modifies or amends in an adverse manner any material term of such Superior Proposal such that the Acquisition Proposal is no longer a Superior Proposal, then such board’s prior determination shall be null and void and it shall be subject to the provisions of Section 4.2(c) and (d) in all respects (including the obligation to deliver a new NYSE Euronext Change in Recommendation Notice, NASDAQ OMX Change in Recommendation Notice or ICE Change in Recommendation Notice, as applicable, and negotiate in good faith with NASDAQ OMX and ICE, or NYSE Euronext, as applicable; provided that references to “five (5) Business Days” or “five (5) Business Day period” shall thereafter be references to “three (3) Business Days” or “three (3) Business Day period”).

(f) Except as ordered by a court of competent jurisdiction or by stockholder action, NYSE Euronext, NASDAQ OMX and ICE each agrees that it will, and will cause its senior officers, directors and representatives and its Subsidiaries and such Subsidiaries’ senior officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. NYSE Euronext, NASDAQ OMX and ICE each agrees that it will use reasonable best efforts to promptly inform its directors, officers, agents and representatives of the obligations undertaken in this Section 4.2. Nothing in this Section 4.2 shall (x) permit NYSE Euronext, NASDAQ OMX or ICE to terminate this Agreement (except as specifically provided in Article VI hereof) or (y) affect any other obligation of NYSE Euronext, NASDAQ OMX or ICE under this Agreement, except as otherwise expressly set forth in this Agreement. Unless this Agreement shall have been earlier terminated and except as ordered by a court of competent jurisdiction or by stockholder action, none of NYSE Euronext, NASDAQ OMX or ICE shall submit to the vote of its stockholders any Acquisition Proposal (other than the Merger).

“Superior Proposal” means, a bona fide written Acquisition Proposal obtained not in breach of this Section 4.2 for or in respect of 50% or more of the outstanding NYSE Euronext Shares, NASDAQ OMX Shares or ICE Shares, as applicable, or 50% or more of the assets of NYSE Euronext and its Subsidiaries, NASDAQ OMX and its Subsidiaries, or ICE and its Subsidiaries, as applicable, each on a consolidated basis, on terms that the NYSE Euronext Board, NASDAQ OMX Board or ICE Board, as applicable, in good faith concludes (following receipt of the advice of its financial advisors and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal or offer and this Agreement, and taking into account any improved terms that a Party may have offered pursuant to this Section 4.2 deemed relevant by the NYSE Euronext Board, NASDAQ OMX Board or ICE Board, as applicable, (including conditions to and expected timing and risks of consummation and the ability of the party making such proposal to obtain financing for such Acquisition Proposal) are more favorable to the stockholders of NYSE Euronext, NASDAQ OMX or ICE, as applicable, than the transactions contemplated by this Agreement (after taking into account any such improved terms).

Section 4.3 Stockholders Meetings.

(a) NYSE Euronext shall take, in accordance with applicable Law and the NYSE Euronext Organizational Documents, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the “NYSE Euronext Stockholders Meeting”) as promptly as reasonably practicable after the Registration Statement is declared effective. The NYSE Euronext Board shall make the NYSE Euronext Recommendation and include the NYSE Euronext Recommendation in the Registration Statement. In the event that on or subsequent to the date hereof and prior to the NYSE Euronext Stockholders Meeting (including any adjournment thereof) there is a Change in NYSE Euronext Recommendation, which Change in NYSE Euronext Recommendation shall be made only in accordance with Section 4.2(c), then NASDAQ OMX and ICE shall have a right to terminate this Agreement in accordance with Section 6.4(a).

(b) Parents each shall take, in accordance with applicable Law and each of their respective Organizational Documents, all action necessary to call, give notice of, convene and hold a meeting of their respective stockholders (either the “NASDAQ OMX Stockholders Meeting”, or the “ICE Stockholders Meeting”, as applicable) as promptly as practicable after the Registration Statement is declared effective for the purpose of authorizing the issuance of NASDAQ OMX Shares and ICE Shares, in an amount sufficient to pay the aggregate Merger Consideration as set forth in Section 1.5(a)(i), as applicable. The NASDAQ OMX Board and the ICE Board shall make the NASDAQ OMX Recommendation and the ICE Recommendation, respectively, and include the NASDAQ OMX Recommendation and the ICE Recommendation in the Registration Statement. In the event that on or subsequent to the date hereof and prior to the NYSE Euronext Stockholders Meeting (including any adjournment thereof) there is a Change in NASDAQ OMX Recommendation or a Change in ICE Recommendation, which Change in NASDAQ OMX Recommendation or Change in ICE Recommendation shall be made only in accordance with Section 4.2(c), then NYSE Euronext shall have a right to terminate this Agreement in accordance with Section 6.3(c).

Section 4.4 Reasonable Best Efforts; Regulatory Filings and Other Actions.

(a) Reasonable Best Efforts; Regulatory Filings. NYSE Euronext, ICE and NASDAQ OMX shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their respective parts under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement (including alternative changes to the market or regulatory structure as may be required to consummate and make effective the Merger) as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, authorizations and other Permits (including all approvals and consents to be obtained under the Competition Approvals, and from the SEC and other Governmental Entities) necessary or advisable to be obtained from any third party and/or any Governmental Entity (if any) in order to consummate the transactions contemplated by this Agreement; it being understood that, to the extent permissible by applicable Law, none of the NYSE Euronext Board, NASDAQ OMX Board or ICE Board shall take any action that could prevent the consummation of the Merger, except as otherwise permitted under this Agreement. Nothing in this Section 4.4 shall require, or be construed to require, NASDAQ OMX or ICE to (A) proffer to, or agree to, sell or hold separate and agree to sell, or take any other action with respect to, before or after the Effective Time, any assets, businesses, or interests in any assets or businesses of NYSE Euronext, NASDAQ OMX or ICE or any of their respective Subsidiaries or Affiliates (or to consent to any sale, or agreement to sell, by NYSE Euronext, NASDAQ OMX or ICE or any of their respective Subsidiaries or Affiliates, as the case may be, of any of their respective assets or businesses), if such action would, individually or in the aggregate, reasonably be expected to result in a Substantial Detriment to NYSE Euronext, NASDAQ OMX or ICE or (B) agree to any changes or restriction in the market or regulatory structure of NYSE Euronext, NASDAQ OMX or ICE or any of their respective Subsidiaries or Affiliates or in any of their respective operations of any such assets or businesses, if such changes or restrictions would, individually or in the aggregate, reasonably be expected to result in a Substantial Detriment to NYSE Euronext, NASDAQ OMX or ICE. Subject to applicable Law and the instructions of any Governmental Entity, NYSE Euronext, NASDAQ OMX or ICE shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the others with copies of notices or other communications received or provided by NYSE Euronext, NASDAQ OMX or ICE, as the case may be, or any of their respective Subsidiaries, from or to any Governmental Entity with respect to such transactions.

“Substantial Detriment” means, with respect to any Person, a material adverse effect on (A) the business, continuing results of operations or financial condition of such Person and its Subsidiaries, taken as a whole or (B) the authority or ability of the regulated securities exchanges, regulated futures exchanges, over-the-counter trading platforms, broker-dealers, banks and clearing houses, individually or taken as a whole, of NYSE Euronext, NASDAQ OMX or ICE (and their respective Subsidiaries), as applicable, to operate consistently with past practice or as reasonably expected to be operated after the Effective Time, including with respect to operating the markets that they currently operate and the amounts and types of products listed, traded or otherwise made available in such markets. It is understood that a Substantial Detriment shall be deemed to exist with respect to any action requiring NYSE Euronext, NASDAQ OMX or ICE, before or after the Effective Time, (i) to sell, license, hold separate or otherwise dispose of, or to agree to sell, license, hold separate or otherwise dispose of, assets, businesses or subsidiaries, or (ii) to take or refrain from taking, or to agree to take or to refrain from taking, any actions that, in each of cases (i) and (ii), would reasonably be expected, individually or in the aggregate, to materially impair the value of the combined businesses of NYSE Euronext, NASDAQ OMX or ICE after the Effective Time (taking into account NASDAQ OMX’s and ICE’s contemplated plans for combining such businesses after the Effective Time and any value which is reasonably expected to be realized in connection with such combination or integration) such that either of NASDAQ OMX or ICE would not reasonably have decided to enter into the transaction in light of the anticipated economics of the transaction.

(b) Market and Regulatory Structure Matters. Unless otherwise required by fiduciary obligations under applicable Law, the NYSE Euronext Board, NASDAQ OMX Board and ICE Board shall each consider and make such determination with respect to the other Parties, its Related Persons (as defined in the Certificate of Incorporation of NYSE Euronext) and the Persons of which NYSE Euronext, NASDAQ OMX and ICE are Related Persons, as required by any Governmental Entity whose consent is required for the consummation of the Merger. NYSE Euronext, the NYSE Euronext Board, NASDAQ OMX, the NASDAQ OMX Board and ICE and the ICE Board shall use their respective reasonable best efforts to provide such information to the SEC and any other Governmental Entity as is required with respect to the consideration by such Governmental Entity of the amendments to the articles of incorporation of NYSE Euronext, NASDAQ OMX, ICE, Merger Sub and ICE Newco or alternative changes to market or regulatory structure as may be required to consummate and make effective the Merger and the other transactions contemplated by this Agreement.

(c) SEC Filings. In addition to any filings that may need to be filed pursuant to Section 4.4(b), as promptly as practicable after the date of this Agreement, NYSE Euronext shall prepare and file with the SEC a proxy statement relating to the approval of this Agreement by its stockholders and, NASDAQ OMX and ICE shall, in coordination and cooperation with each other, prepare and file with the SEC one or more registration statements on Form S-4 to register the NASDAQ OMX Shares and the ICE Shares to be issued pursuant to the Merger (together with any supplements or amendments thereto, collectively the filings of NYSE Euronext, NASDAQ OMX and ICE referred to in this Section 4.4(c), the “Registration Statement”). The Registration Statement shall include (i) a proxy statement/prospectus to be used for the NYSE Euronext Stockholders Meeting to adopt this Agreement and the Merger, (ii) a proxy statement to be used for the NASDAQ OMX Stockholders Meeting to authorize the issuance of the NASDAQ OMX Shares, (iii) a proxy statement to be used for the ICE Stockholders Meeting to authorize the issuance of the ICE Shares (the proxy statements/prospectuses referred to in clauses (i) through (iii) are referred to as the “Proxy Statement/Prospectus”, as applicable), (iv) the NYSE Euronext Recommendation, (v) the NASDAQ OMX Recommendation and (vi) the ICE Recommendation. Each of NASDAQ OMX, ICE and NYSE Euronext shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act, as promptly as practicable after such filing.

(d) Prior Review of Certain Information. Subject to applicable Laws relating to the sharing of information, each Party shall have the right to review in advance, and to the extent practicable, each Party will consult the other Parties on any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement, including any responses to comments from the SEC on the Registration Statement. Each Party shall provide the other Parties with the opportunity to participate in any material meeting with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated hereby. Each Party shall keep the other Parties apprised of all material discussions with any Governmental Entity in respect of any filings, investigation or other inquiry in connection with the transactions contemplated hereby.

(e) Furnishing of Information. NYSE Euronext, ICE and NASDAQ OMX each shall, upon request by such other Parties and subject to applicable Laws relating to the sharing of information, furnish the other with all information concerning itself, its Subsidiaries,

Affiliates, directors, officers and stockholders and such other matters as may be necessary, advisable or reasonably requested in connection with the Registration Statement or any other statement, filing, notice or application made by or on behalf of NYSE Euronext, ICE and NASDAQ OMX or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, NYSE Euronext shall assist in the preparation of the Registration Statement and the Proxy Statement/Prospectus by providing the financial statements described in Section 4.12(b)(ix).

(f) Status Updates and Notice. Subject to applicable Law and the instructions of any Governmental Entity, NYSE Euronext, NASDAQ OMX and ICE each shall keep the others apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the others with copies of notices or other communications received by it or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions, including comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement. NYSE Euronext, NASDAQ OMX and ICE each shall give prompt notice to the others of any change that is reasonably expected to have a Material Adverse Effect on such Party or to result in a Substantial Detriment to such Party.

Section 4.5 Access. Subject to applicable Law relating to the sharing of information, upon reasonable notice, and except as may otherwise be required by applicable Law, NYSE Euronext, on the one hand, and NASDAQ OMX and ICE, on the other hand, shall (and each shall cause its Subsidiaries to) afford to the other’s officers, employees, counsel, accountants, consultants and other authorized representatives (“Representatives”) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested; provided, that no investigation pursuant to this Section 4.5 shall affect or be deemed to modify any representation or warranty made by any Party; provided, further, that the foregoing shall not require any of NYSE Euronext, NASDAQ OMX or ICE (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the disclosing Party would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such disclosing Party shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any privileged information of itself or any of its Subsidiaries, (iii) in the case of NYSE Euronext, (x) to permit any inspection, or to disclose any information relating to any regulatory enforcement, investigations or inquiries conducted by NYSE Euronext or any of its Subsidiaries or any other regulatory activities conducted by NYSE Euronext or any of its Subsidiaries that the Chief Executive Officer of NYSE Euronext Regulation, Inc. determines, in his or her sole discretion, is confidential and inappropriate to disclose to such Parent, or (y) to permit any inspection, or to disclose any information relating to any regulatory enforcement, investigations or inquiries conducted by NYSE Euronext Stock Exchange LLC or NYSE Euronext Arca, Inc. or any other regulatory activities that the Chief Executive Officer of NYSE Euronext Regulation, Inc. determines, in his or her sole discretion, is confidential and inappropriate to disclose to such Parent, (iv) in the case of NASDAQ OMX, (x) to permit any inspection, or to disclose any information relating to any regulatory enforcement, investigations or inquiries or any other regulatory activities conducted by [APPROPRIATE NASDAQ OMX ENTITIES], if the [Chief Executive Officer][OTHER APPROPRIATE PARTY] of the [APPROPRIATE NASDAQ OMX ENTITIES] determines, in his or her sole discretion, that such information is confidential and inappropriate to disclose to NYSE Euronext, or (y) to permit any inspection, or to disclose any information relating to any regulatory enforcement, investigations or inquiries conducted by the [APPROPRIATE NASDAQ OMX ENTITIES], if [Chief Executive Officer][OTHER APPROPRIATE PARTY] of the [APPROPRIATE NASDAQ OMX ENTITY] determines, in his or her sole discretion, that such information is confidential and inappropriate to disclose to NYSE Euronext, or (v) in the case of ICE, (x) to permit any inspection, or to disclose any information relating to any regulatory enforcement, investigations or inquiries or any other regulatory activities conducted by [APPROPRIATE ICE ENTITIES], if the [Chief Executive Officer][OTHER APPROPRIATE PARTY] of the [APPROPRIATE ICE ENTITIES] determines, in his or her sole discretion, that such information is confidential and inappropriate to disclose to NYSE Euronext, or (y) to permit any inspection, or to disclose any information relating to any regulatory enforcement, investigations or inquiries conducted by the [APPROPRIATE ICE ENTITIES], if [Chief Executive Officer][OTHER APPROPRIATE PARTY] of the [APPROPRIATE ICE ENTITY] determines, in his or her sole discretion, that such information is confidential and inappropriate to disclose to NYSE Euronext. All requests for information made pursuant to this Section 4.5 shall be directed to an executive officer of NYSE Euronext, NASDAQ OMX or ICE, as the case may be, or such Person as may be designated by either of their executive officers, as the case may be, with a copy to the General Counsel of such Party. All such information shall be governed by the terms of the Confidentiality Agreement.

Section 4.6 Exchange Listing. NASDAQ OMX shall use its reasonable best efforts to cause the NASDAQ OMX Shares attributable to the NASDAQ OMX Stock Consideration and to be issued pursuant to this Agreement and the NASDAQ OMX Shares to be reserved for issuance upon exercise or settlement of options to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Closing Date. ICE shall use its reasonable best efforts to cause the ICE Shares attributable to the ICE Stock Consideration and to be issued pursuant to this Agreement and the ICE Shares to be reserved for issuance upon exercise or settlement of options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 4.7 Publicity. The initial press release regarding this Agreement and the Merger shall be a joint press release, and NYSE Euronext, NASDAQ OMX and ICE shall use their respective reasonable best efforts to develop a joint communications plan and each Party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each Party shall consult with each other Party before issuing any press release or public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or public statement prior to such consultation. In addition to the foregoing, except to the extent disclosed in or consistent with the Registration Statement, none of NYSE Euronext, NASDAQ OMX or ICE shall issue any press release or otherwise make any public statement or disclosure concerning any other Party or any other Party’s business, financial condition or results of operations, to the extent not previously disclosed, without the consent of the other Party, which consent shall not be unreasonably withheld or delayed.

Section 4.8 Expenses. Subject to Sections 4.12, 6.5, 7.10 and 7.11 whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses; provided that (i) the registration and filing fees and the printing and mailing costs of the Registration Statement, (ii) any required filing fees with any Governmental Entity in connection with the transactions contemplated by this Agreement, in each of cases (i) and (ii), shall be shared equally by NYSE Euronext on the one hand, and NASDAQ OMX and ICE in equal portions, on the other hand, unless prohibited by applicable Law. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby.

Section 4.9 Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, ICE shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of ICE Newco and the entities comprising the Transferred Assets (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by NYSE Euronext pursuant to the NYSE Euronext Organizational Documents, NYSE Euronext Subsidiary Organizational Documents and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of NYSE Euronext and its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by applicable law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in ICE Newco’s (or any successor’s) certificate of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and constitution of NYSE Euronext and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by NYSE Euronext (provided that the ICE Newco (or any of its successors) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that ICE shall not be required to expend pursuant to this Section 4.9(a) in any one year an amount in excess of 250% of the annual premiums (such amount, the “Maximum Insurance Amount”) currently paid by NYSE Euronext for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, ICE shall be obligated to cause ICE Newco (or any of its successor) to obtain a policy with the greatest coverage available for a cost not exceeding such amount. ICE may, in lieu of maintaining the insurance described in clause (iii) of this Section 4.9(a), cause ICE Newco (or any of its successors) to purchase a six-year “tail” prepaid policy on terms and conditions no less advantageous to the insured than the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by NYSE Euronext; provided that the amount paid by ICE shall not exceed six times the Maximum Insurance Amount. The obligations of ICE under this Section 4.9(a) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 4.9(a) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 4.9(a) applies shall be third-party beneficiaries of this Section 4.9(a)).

(b) From and after the Effective Time, NASDAQ OMX shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of NYSE Euronext and its Subsidiaries (in all of their capacities), other than the past and present directors, officers and employees of NYSE Euronext and its Subsidiaries that are indemnitees under Section 4.9(a), (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by NYSE Euronext pursuant to the NYSE Euronext Organizational Documents, NYSE Euronext Subsidiary Organizational Documents and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of NYSE Euronext and its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by applicable law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and constitution of NYSE Euronext and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by NYSE Euronext (provided that the Surviving Corporation (or any of its successors) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that NASDAQ OMX shall not be required to expend pursuant to this Section 4.9(b) in any one year an amount in excess of the Maximum Insurance Amount currently paid by NYSE Euronext for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, NASDAQ OMX shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost not exceeding such amount. NASDAQ OMX may, in lieu of maintaining the insurance described in clause (iii) of this Section 4.9(b), cause the Surviving Corporation to purchase a six-year “tail” prepaid policy on terms and conditions no less advantageous to the insured than the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by NYSE Euronext; provided that the amount paid by NASDAQ OMX shall not exceed six times the Maximum Insurance Amount. The obligations of NASDAQ OMX under this Section 4.9(b) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 4.9(b) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 4.9(b) applies shall be third-party beneficiaries of this Section 4.9(b)).

Section 4.10 Other Actions by NYSE Euronext, NASDAQ OMX and ICE.

(a) Section 16 Matters. Prior to the Effective Time, NYSE Euronext, NASDAQ OMX and ICE shall take all such steps as may be required to cause any dispositions of NYSE Euronext Shares (including derivative securities with respect to NYSE Euronext Shares) [or acquisitions of [                ] Shares (including derivative securities with respect to [                ] Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to NYSE Euronext to be exempt under Rule 16b-3 promulgated under the Exchange Act.]

(b) Advice of Changes. Until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, (i) NYSE Euronext shall promptly advise NASDAQ OMX and ICE of any change or event that it believes would or would reasonably be likely to cause or constitute a Material Adverse Effect on NYSE Euronext; (ii) NASDAQ OMX and ICE shall promptly advise NYSE Euronext of any change or event that it believes would or would reasonably be likely to cause or constitute a Material Adverse Effect on such Parent; provided, that failure to so promptly advise shall itself not constitute a material breach or failure of a condition unless the underlying change or event shall also constitute a material breach or failure.

Section 4.11 Employee Matters.

(a) For the one-year period beginning on the Effective Time (the “Benefit Continuation Period”), NASDAQ OMX or ICE, as the case may be, shall provide or cause to be provided to each individual who is employed as of the Effective Time by NYSE Euronext and its Subsidiaries and who remains employed by the Surviving Corporation and its Subsidiaries or ICE Newco and its Subsidiaries (such employees collectively, the “Affected Employees”) (i) base salary in an amount no less than the base salary provided to the Affected Employee immediately prior to the Effective Time, (ii) an annual bonus opportunity that is no less favorable than the annual bonus opportunity provided to the Affected Employee immediately prior to the Effective Time, and (iii) other compensation opportunities and employee benefits that are no less favorable in the aggregate than those provided to the Affected Employee immediately prior to the Effective Time. Without limiting the generality of the foregoing, during the Benefit Continuation Period, (x) NASDAQ OMX or ICE, as the case may be, shall provide or cause to be provided to each Affected Employee who suffers a termination of employment by the Surviving Corporation or ICE Newco, as applicable, or any of their respective Subsidiaries, severance benefits in amounts and on terms and conditions no less favorable in the aggregate to such Affected Employee than such Affected Employee would have received under the severance plans, programs, policies and arrangements applicable to such Affected Employee as of the date hereof, and (y) defined contribution retirement plan benefits provided to Affected Employees no less favorable to Affected Employees than such benefits on the date hereof. Notwithstanding the foregoing, the provisions of this Section 4.11(a) shall not apply with respect to Affected Employees whose employment is governed by a collective bargaining or similar agreement.

(b) Prior to the end of the Benefit Continuation Period, NASDAQ OMX or ICE, as the case may be, shall review, evaluate and analyze NYSE Euronext Benefit Plans with a view towards developing appropriate new Benefit Plans for Affected Employees. It is the intention of NASDAQ OMX and ICE, to the extent permitted by applicable Laws, to develop new Benefit Plans, as soon as reasonably practicable after the Effective Time, which, among other things, (A) treat similarly situated Affected Employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications, and abilities, and (B) do not discriminate between Affected Employees who were covered by NYSE Euronext Benefit Plans, on the one hand, and those covered by NASDAQ OMX or ICE Benefit Plans, on the other, at the Effective Time.

(c) With respect to any Benefit Plans in which any Affected Employees first become eligible to participate on or after the Effective Time, and in which such Affected Employees did not participate prior to the Effective Time (the “New Plans”), NASDAQ OMX or ICE, as the case may be, shall, or shall cause its Subsidiaries (subject to applicable Law and applicable tax qualification requirements) to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their eligible dependents under any New Plans in which such Affected Employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous NYSE Euronext Benefit Plan; (ii) provide each Affected Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a NYSE Euronext Benefit Plan (to the same extent that such credit was given under the analogous NYSE Euronext Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans in which such Affected Employee may be eligible to participate after the Effective Time for the same plan year; and (iii) recognize all service of the Affected Employees with NYSE Euronext and their respective Affiliates for all purposes (including, purposes of eligibility to participate, vesting credit, entitlement to benefits) in any New Plan in which such employees may be eligible to participate after the Effective Time, including any severance plan, to the extent such service is taken into account under the applicable New Plan (to the extent recognized under the corresponding NYSE Euronext Benefit Plan Benefit Plan); provided that the foregoing shall not apply for purposes of benefit accrual under final average pay defined benefit plans or to the extent it would result in duplication of benefits.

(d) Subject to Section 4.11(a), no provision of this Section 4.11 shall be construed as a limitation on the right of NASDAQ OMX, ICE, and their Subsidiaries to amend or terminate any specific NYSE Euronext Benefit Plan that NYSE Euronext would otherwise have under the terms of such NYSE Euronext Benefit Plan or shall any provision of this Section 4.11 be construed to require the continuation of the employment of any particular Affected Employee. The provisions of this Section 4.11 are solely for the benefit of the Parties, and no current or former director, officer, employee or independent contractor or any other person shall be a third-party beneficiary of this Section 4.11, and nothing herein shall be construed as an amendment to any NYSE Euronext Benefit Plan or other compensation or benefit plan or arrangement for any purpose.

(e) NYSE Euronext shall consult with each other in a good faith and in a reasonably timely manner in advance of any material communications with Affected Employees regarding the impact of the transactions contemplated under this Agreement on the NYSE Euronext Benefit Plans or the New Plans, as the case may be.

Section 4.12 Financing.

(a) NASDAQ OMX and ICE shall each use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the NASDAQ OMX Financing on the terms and conditions described in the NASDAQ OMX Commitment Letter and the ICE Financing on the terms and conditions described in the ICE Commitment Letter, as applicable, including using reasonable best efforts to (i) maintain in effect the NASDAQ OMX Commitment Letter and the ICE Commitment Letter, as applicable, (ii) negotiate definitive agreements with respect thereto on the respective terms and conditions contemplated by the NASDAQ OMX Commitment Letter and the ICE Commitment Letter, as applicable, and execute and deliver to NYSE Euronext a copy thereof as promptly as practicable after such execution, and (iii) satisfy on a timely basis all conditions applicable to such Party in the NASDAQ OMX Commitment Letter or ICE Commitment Letter, as applicable, that are within such Party’s control and comply with its obligations thereunder. In the event that all conditions to the Commitment Letter have been satisfied or, upon funding will be satisfied, NASDAQ OMX, ICE and Merger Sub shall use their reasonable best efforts to cause the lenders and the other Persons providing the NASDAQ OMX Financing and the ICE Financing, as applicable, to fund on the Closing Date the NASDAQ OMX Financing and the ICE Financing required to consummate the Merger and the other transactions contemplated by this Agreement. NASDAQ OMX and ICE shall each have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the NASDAQ OMX Commitment Letter or the ICE Commitment Letter and/or substitute other debt or equity financing for all or any portion of the NASDAQ OMX Financing or the ICE Financing from the same and/or alternative financing sources; provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter that amends either the NASDAQ OMX Financing or the ICE Financing and/or substitution of all or any portion of the NASDAQ OMX Financing or ICE Financing shall not prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement. If any portion of the NASDAQ OMX Financing or ICE Financing becomes unavailable on the terms and conditions contemplated in the NASDAQ OMX Commitment Letter or the ICE Commitment Letter and such portion is reasonably required to fund the Merger Consideration, NASDAQ OMX or ICE, as applicable, shall use its reasonable best efforts to arrange and obtain alternative financing from alternative financial institutions in an amount sufficient, when taken together with the portion of the NASDAQ OMX Financing or ICE Financing that is available and all other funds available to NASDAQ OMX or ICE, as applicable, to consummate the transactions contemplated by this Agreement upon conditions not materially less favorable, in the aggregate, to NASDAQ OMX or ICE, as applicable, than those in the NASDAQ OMX Commitment Letter or the ICE Commitment Letter as promptly as practicable following the occurrence of such event.

NASDAQ OMX or ICE, as applicable, shall give NYSE Euronext prompt oral and written notice (but in any event not later than two (2) Business Days after the occurrence) of any material breach by any party to either the NASDAQ OMX Commitment Letter or the ICE Commitment Letter, as applicable, or of any condition not likely to be satisfied, in each case, of which NASDAQ OMX or ICE becomes aware, or any termination of the NASDAQ OMX Commitment Letter or ICE Commitment Letter. NASDAQ OMX and ICE shall each keep NYSE Euronext informed on a reasonably current basis of the status of its efforts to arrange the NASDAQ OMX Financing and ICE Financing, as applicable.

(b) NYSE Euronext shall provide, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause each of its and their respective Representatives to provide, all cooperation reasonably requested by NASDAQ OMX or ICE in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of NYSE Euronext and its Subsidiaries), including (i) as promptly as practicable, providing to NASDAQ OMX and ICE and the lenders and other financial institutions and investors that are or may become parties to the NASDAQ OMX Financing or ICE Financing and to any underwriters, initial purchasers or placement agents in connection with the NASDAQ OMX Financing or ICE Financing (the “Financing Parties”) all financial and all other information relating to NYSE Euronext and its Subsidiaries that is necessary, advisable or customary for such financings or is reasonably requested by NASDAQ OMX or ICE (including any information reasonably deemed necessary by their respective Financing Parties) to assist in the preparation of customary offering or information documents to be used for the syndication, marketing and completion of the NASDAQ OMX Financing and ICE Financing as contemplated, respectively, by the NASDAQ OMX Commitment Letter and ICE Commitment Letter, including (w) information regarding the business, operations, financial projections and prospects of NYSE Euronext and its Subsidiaries and evaluations by NYSE Euronext and its advisors relating to the transactions contemplated by this Agreement, (x) information described in clause (b)(ix) below, (y) other information reasonably necessary, advisable or customary for the preparation of pro forma financial statements of the type required by Regulation S-K and S-X, and (z) monthly balance sheets and income statements internally prepared in accordance with past practice (the information described in this clause, collectively, the “Required Information”), (ii) making senior management of NYSE Euronext available for, and to participate in, meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the Financing, presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies), (iii) assisting in the preparation of (A) any offering documents, bank information memoranda, prospectuses and similar documents that are customary, advisable or necessary for the NASDAQ OMX Financing and ICE Financing, and (B) materials for rating agency presentations, (iv) cooperating with the marketing efforts for the NASDAQ OMX Financing and ICE Financing (including consenting to the use of NYSE Euronext’s and its Subsidiaries’ logos; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage NYSE Euronext or its Subsidiaries or the reputation or goodwill of NYSE Euronext or any of its Subsidiaries), (v) executing and delivering, and causing its Subsidiaries to execute and deliver, necessary, customary or advisable certificates (including a certificate of the principal financial officer of NYSE Euronext with respect to solvency matters), accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the Financing), legal opinions or other documents and instruments relating to collateral, guarantees and other matters ancillary to the NASDAQ OMX Financing and ICE Financing as may be reasonably requested by NASDAQ OMX or ICE, as applicable, as necessary, customary or advisable in connection with the NASDAQ OMX Financing and ICE Financing, (vi) assisting in (A) the preparation of and entering into one or more credit agreements, security agreements, guaranty agreements, currency or interest hedging agreements, or other agreements or (B) the amendment of any of NYSE Euronext’s or its Subsidiaries’ existing credit agreements, currency or interest hedging agreements, or other agreements, in each case, on terms satisfactory to NASDAQ OMX and, if applicable, ICE, and that are reasonably requested by NASDAQ OMX and, if applicable, ICE, in connection with the NASDAQ OMX Financing or ICE Financing; provided, that no obligation of NYSE Euronext or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (vii) using its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, (viii) providing authorization letters to the Financing Parties authorizing the distribution of information to prospective lenders and containing a representation to the Financing Parties that the public versions of such documents, if any, do not include material non-public information about NYSE Euronext or its Affiliates or securities, (ix) providing audited consolidated financial statements of NYSE Euronext (prepared on a carve-out basis after giving effect to the Internal Reorganization and ICE’s ownership of ICE Newco following the Effective Time) for the 2008, 2009 and 2010 fiscal years and for any subsequent fiscal year ended at least 90 days prior to the Closing Date, and unaudited consolidated financial statements of NYSE Euronext (prepared on a carve-out basis after giving effect to the Internal Reorganization and ICE’s ownership of ICE Newco following the Effective Time) for any interim quarterly or other period or periods of NYSE Euronext ended after the date of the most recent audited financial statements and at least 30 days prior to the Closing Date, (x) using its reasonable best efforts to ensure that the Financing Parties benefit materially from the existing lending and banking relationships of NYSE Euronext and its Subsidiaries, and (xi) cooperating reasonably with the Financing Parties’ due diligence, to the extent not unreasonably interfering with the business of NYSE Euronext; provided, that until the Effective Time occurs, neither NYSE Euronext nor any of its Subsidiaries shall (x) be required to pay any commitment or other similar fee, (y) have any liability or any obligation under any credit agreement or any related document or any other agreement or document related to the NASDAQ OMX Financing or ICE Financing (or alternative financing that NASDAQ OMX or ICE may raise in connection with the transactions contemplated by this Agreement) or (z) be required to incur any other liability in connection with the NASDAQ OMX Financing or ICE Financing (or any alternative financing that NASDAQ OMX or ICE may raise in connection with the transactions contemplated by this Agreement) unless reimbursed or reasonably satisfactorily indemnified by NASDAQ OMX or ICE, as applicable. NASDAQ OMX and ICE (1) shall promptly, upon written request by NYSE Euronext, reimburse NYSE Euronext for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by NYSE Euronext, any of its Subsidiaries or their respective Representatives in connection with the cooperation of NYSE Euronext and its Subsidiaries contemplated by this Section 4.12, (2) each acknowledge and agree that NYSE Euronext, its Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, either the NASDAQ OMX Financing, the ICE Financing or any alternative financing that NASDAQ OMX or ICE may raise in connection with the transactions contemplated by this Agreement and (3) shall severally and not jointly indemnify and hold harmless NYSE Euronext, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the NASDAQ OMX Financing and ICE Financing and any information used in connection therewith, except with respect to any information provided by NYSE Euronext, its Subsidiaries or their respective Representatives.

For the purposes of this Agreement, the “Marketing Period” shall mean the first period of thirty (30) consecutive days after the date hereof, throughout which (A) NASDAQ OMX and ICE shall have been furnished with the Required Information and (B) the conditions set forth in Article V shall be and remain satisfied; provided, that (x) the Marketing Period shall not include any period that includes the period from and including (1) July 1, 2011 through and including July 6, 2011, (2) August 15, 2011 through and including September 7, 2011, (3) November 23, 2011 through and including November 28, 2011, or (4) December 22, 2011 through and including January 4, 2012, and (y) the Marketing Period shall end on any earlier date that is the date on which both the NASDAQ OMX Financing and ICE Financing have been consummated.

(c) In the event that either the NASDAQ OMX Commitment Letter or ICE Commitment Letter is amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 4.12(a), or if NASDAQ OMX or ICE substitutes other debt or equity financing for all or a portion of the NASDAQ OMX Financing or ICE Financing, as applicable, each of NASDAQ OMX, ICE and NYSE Euronext shall comply with its covenants in this Section 4.12 with respect to the NASDAQ OMX Commitment Letter and ICE Commitment Letter as so amended, replaced, supplemented or otherwise modified and with respect to such other debt or equity financing to the same extent that NASDAQ OMX, ICE and NYSE Euronext would have been obligated to comply with respect to the NASDAQ OMX Financing and the ICE Financing.

Section 4.13 Contributions to Merger Sub. Upon the terms and subject to the conditions of this Agreement, and in accordance with applicable Law, immediately prior to or concurrently with the Closing:

(a) Prior to the Effective Time, ICE shall contribute to Merger Sub (i) an amount in cash sufficient to pay [—]% of the aggregate Cash Consideration by wire transfer of immediately available funds for deposit in an account designated by Merger Sub and (b) a number of ICE Shares in an amount sufficient to pay the aggregate ICE Stock Consideration required to be paid by ICE pursuant to Section 1.5(a)(i). In addition, ICE shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.1(d) and cash in lieu of any fractional ICE Shares payable pursuant to Section 2.1(e).

(b) Prior to the Effective Time, NASDAQ OMX shall contribute to Merger Sub (i) an amount in cash sufficient to pay [—]% of the aggregate Cash Consideration by wire transfer of immediately available funds for deposit in an account designated by Merger Sub and (b) a number of NASDAQ OMX Shares in an amount sufficient to pay the aggregate NASDAQ OMX Stock Consideration required to be paid by NASDAQ OMX pursuant to Section 1.5(a)(i). In addition, NASDAQ OMX shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.1(d) and cash in lieu of any fractional NASDAQ OMX Shares payable pursuant to Section 2.1(e).

Section 4.14 ICE Newco.

(a) Prior to the Effective Time, NYSE Euronext shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Internal Reorganization, including the following:

(i) NYSE Euronext shall incorporate ICE Newco in the State of Delaware and ICE Newco’s certificate of incorporation shall be in the form of Annex IV hereto and its bylaws shall be in the form of Annex V hereto;

(ii) The initial members of the ICE Newco board of directors and the initial executive officers of ICE shall be those individuals set forth on Annex VI hereto

(iii) NYSE Euronext shall contribute or cause to be contributed to ICE Newco, pursuant to a contribution agreement in form and substance reasonably satisfactory to the Parents, the Transferred Assets in exchange for 100% of the ICE Newco Shares, which ICE Newco Shares shall at all times prior to the Effective Time be all of the capital stock of ICE Newco;

(iv) NYSE Euronext shall cause ICE Newco to assume the Assumed Liabilities pursuant to a contribution agreement in form and substance reasonably satisfactory to the Parents;

(v) NYSE Euronext shall, and shall cause ICE Newco to, enter into a cross-licensing agreement, in form and substance reasonably satisfactory to the Parents, granting each of NYSE Euronext and ICE Newco fully-paid, irrevocable, non-exclusive, perpetual licenses solely to such Intellectual Property of each other party as is necessary for each party to continue to conduct its respective businesses in the manner that they are conducted at the time of the Closing; and

(vi) NYSE Euronext shall obtain any consent, approval or waiver from, and satisfy any notification requirements to, any Governmental Entity or other third party, that is required under applicable Laws or pursuant to any Contract to which NYSE Euronext or any of its Subsidiaries is a party or by which any of its assets are based.

(b) NYSE Euronext shall cause the number of ICE Newco Shares to be equal to the number of shares of the Class B Stock at all times prior to the Effective Time.

(c) At all times following the incorporation of ICE Newco and prior to the Effective Time, NYSE Euronext shall hold the ICE Newco Shares for delivery to the holder of shares of the Class B Stock as merger consideration payable in connection with the Merger pursuant to Section 1.5(a)(iii).

Section 4.15 Deutsche Börse Termination Payment. Immediately following execution of this Agreement by each Party, the Parents shall pay, in equal portions,

€250,000,000 (the “Reimbursement Amount”) to NYSE Euronext in order to fund as a capital contribution to NYSE Euronext 100% of the NYSE Euronext Termination Payment (as defined in the Deutsche Börse Agreement) to the extent the Reimbursement Amount is payable by NYSE Euronext to Deutsche Börse pursuant to the Deutsche Börse Agreement.

ARTICLE V.

CONDITIONS TO THE MERGER

Section 5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of NYSE Euronext, NASDAQ OMX, ICE and Merger Sub to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. NYSE Euronext shall have obtained the NYSE Euronext Requisite Vote, NASDAQ OMX shall have obtained the NASDAQ OMX Requisite Vote and ICE shall have obtained the ICE Requisite Vote.

(b) No Injunctions or Restraints; Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction in the United States or the European Union shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) Regulatory Matters. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, (ii) if the European Commission has jurisdiction to examine the transactions contemplated by this Agreement, a decision will have been adopted by the European Commission pursuant to Council Regulation (EU) 139/2004, as amended, declaring that such transactions are compatible with the common market (either unconditionally or subject to the fulfillment of certain conditions or obligations) or compatibility will have been deemed under Article 10(6) of the European Commission Merger Regulation; provided that if a referral is made by the European Commission to one or more member states of the European Community pursuant to Art. 9 of Council Regulation (EU) 139/2004, as amended, then (A) the approval of such member state under the applicable national competition laws of such member state or (B) the expiration or termination of any applicable waiting period without any injunction or restraining order having been made shall be required; (iii) approval pursuant to Part 3 of the U.K. Enterprise Act 2002 shall have been granted; and (iv) any consents, authorizations, orders, approvals, declarations and filings required under any other applicable antitrust or competition law or regulation and identified in Schedule I, will have been made or obtained.

(d) Exchange Listing. The NASDAQ OMX Shares comprising the NASDAQ OMX Stock Consideration to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance. The ICE Shares comprising the ICE Stock Consideration to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before the SEC.

(f) Other Approvals. (i) The SEC shall have approved the applications under Rule 19b-4 under the Exchange Act submitted by NYSE Euronext, NASDAQ OMX and ICE and/or each of its applicable Subsidiaries in connection with the transactions contemplated by the Agreement; (ii) the Dutch Minister of Finance or the AFM, as applicable, shall have confirmed, reissued, renewed or amended the existing declarations of no objection issued to NYSE Euronext, NYSE Euronext (International) B.V., NYSE Euronext (Holding) N.V. and Euronext N.V. pursuant to Sections 5:32d or 3:95(1)(c) of the Dutch Financial Supervision Act, in each case allowing the relevant entity to acquire or hold, indirectly or directly, as the case may be, the shares of Euronext Amsterdam N.V.; (iii) the Dutch Minister of Finance and the AFM shall have reviewed and approved the proposed transaction pursuant to, and confirmed, reissued, renewed or amended, the existing exchange license granted to Euronext Amsterdam N.V. as well as NYSE Euronext, NYSE Euronext (International) B.V., NYSE Euronext (Holding) N.V. and Euronext N.V. pursuant to Sections 5:26 and 2:96 of the Dutch Financial Supervision Act; (iv) to the extent required, any other Governmental Entity shall have granted the requisite non-objection to the Merger and the other transactions contemplated by this Agreement; and (v) there shall have been obtained or made all other consents, approvals and actions of, filings with and notices to any Governmental Entity required of NYSE Euronext, NASDAQ OMX, ICE or any of their Subsidiaries to consummate the Merger, the Internal Reorganization and the other transactions contemplated by the Agreement (including any necessary amendments to existing exchange licenses and recognitions), the failure of which to be obtained, made or taken, individually or in the aggregate, would reasonably be expected to have a Substantial Detriment to NYSE Euronext, NASDAQ OMX and ICE, and such consents, approvals and actions shall have been obtained on terms that, individually or in the aggregate, would not reasonably be expected to have a Substantial Detriment to NYSE Euronext, NASDAQ OMX and ICE and their respective Subsidiaries.

Section 5.2 Conditions to the Obligations of NASDAQ OMX, ICE and Merger Sub. The respective obligations of NASDAQ OMX, ICE and Merger Sub to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by Law) on or prior to the Closing Date of the following conditions:

(a) (i) the representations and warranties of NYSE Euronext set forth in Section 3.1(b) (Capitalization) and Section 3.1(c) (Corporate Authority) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (unless such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date) and (ii) each of the other representations and warranties of NYSE Euronext set forth in this Agreement (reading such representations and warranties without regard to any materiality or Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (unless such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on NYSE Euronext;

(b) at or prior to the Closing Date, NYSE Euronext shall have performed in all material respects all covenants and agreements contained in this Agreement required to be performed or complied with by it;

(c) since the date of this Agreement, there shall have been no Material Adverse Effect on NYSE Euronext; and

(d) the Internal Reorganization shall have been consummated.

Section 5.3 Conditions to the Obligations of NYSE Euronext. The obligations of NYSE Euronext to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by Law) on or prior to the Closing Date of the following conditions:

(a) (i) the representations and warranties of both NASDAQ OMX and ICE set forth in Section 3.2(b) and Section 3.3(b) (Capitalization) and Section 3.2(c) and Section 3.3(c) (Corporate Authority) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (unless such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date) and (ii) each of the other representations and warranties of both NASDAQ OMX and ICE set forth in this Agreement (reading such representations and warranties without regard to any materiality or Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (unless such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on either NASDAQ OMX or ICE;

(b) at or prior to the Closing Date, each of NASDAQ OMX or ICE shall have performed in all material respects all covenants and agreements contained in this Agreement required to be performed or complied with by such Party; and

(c) since the date of this Agreement, there shall have been no Material Adverse Effect on either NASDAQ OMX or ICE.

ARTICLE VI.

TERMINATION

Section 6.1 Termination by Mutual Consent. This Agreement may be terminated by mutual written consent of NYSE Euronext, NASDAQ OMX and ICE at any time prior to the Effective Time.

Section 6.2 Termination by any of NYSE Euronext or NASDAQ OMX and ICE. This Agreement may be terminated by either NYSE Euronext on the one hand, or NASDAQ OMX and ICE, on the other hand, at any time prior to the Effective Time:

(a) if the Effective Time shall not have occurred by December 31, 2011 (such date, as it may be extended under the proviso below, the “Termination Date”), whether such date is before or after the date of the receipt of the NYSE Euronext Requisite Vote; provided, however, that each of NYSE Euronext, on the one hand, and NASDAQ OMX and ICE, on the other hand, shall have the right, in its sole discretion, to extend the Termination Date to March 31, 2012, if the only conditions set forth in Article V that have not been satisfied (other than those conditions that NYSE Euronext, NASDAQ OMX and ICE have mutually agreed to waive, if and to the extent that such waiver is permitted by applicable Law) are the conditions set forth in Section 5.1(b) through (f); provided, further, that neither (x) the right to extend the Termination Date nor (y) the right to terminate this Agreement pursuant to this Section 6.2(a) may be exercised by any Party whose failure or whose Subsidiary’s failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of any such closing condition to be satisfied on or before the Termination Date;

(b) if the NYSE Euronext Requisite Vote shall not have been obtained after a vote of the NYSE Euronext stockholders has been taken and completed at the NYSE Euronext Stockholders Meeting or at any adjournment or postponement thereof;

(c) if the NASDAQ OMX Requisite Vote shall not have been obtained after a vote of the NASDAQ OMX stockholders has been taken and completed at the NASDAQ OMX Stockholders Meeting or at any adjournment or postponement thereof;

(d) if the ICE Requisite Vote shall not have been obtained after a vote of the ICE stockholders has been taken and completed at the ICE Stockholders Meeting or at any adjournment or postponement thereof; or

(e) if (i) any Governmental Entity which must grant a regulatory approval required under Section 5.1(c) has denied such grant in writing and such denial has become final, binding and non-appealable, (ii) any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger under any of the Laws referred to in Section 5.1(c) shall become final and non-appealable, or (iii) any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 6.2(e) shall have used its reasonable best efforts to (x) prevent the denial of such grant and/or (y) prevent the entry of and to remove such order, as applicable.

Section 6.3 Termination by NYSE Euronext. This Agreement may be terminated by NYSE Euronext at any time prior to the Effective Time:

(a) if there shall have been a breach of any of the representations and warranties set forth in this Agreement on the part of NASDAQ OMX, ICE or Merger Sub, which breach would result in the failure of the condition set forth in Section 5.3(a); provided that NYSE Euronext shall have the right to terminate this Agreement pursuant to this Section 6.3(a) only if the failure of such representations and warranties to be true (i) is not curable or (ii) if curable, is not cured prior to the earlier of (A) the Business Day prior to the Termination Date or (B) the date that is 60 days after the date that written notice thereof is given by NYSE Euronext to NASDAQ OMX and ICE;

(b) if either NASDAQ OMX or ICE shall have failed to perform in any material respect any of its covenants or agreements contained in this Agreement, which failure to perform would result in the failure of the condition set forth in Section 5.3(b), and such breach (i) is not curable or (ii) if curable, is not cured prior to the earlier of (A) the Business Day prior to the Termination Date or (B) the date that is 60 days after the date that written notice thereof is given by NYSE Euronext to NASDAQ OMX and ICE;

(c) if either (i) the NASDAQ OMX Board effects a Change in NASDAQ OMX Recommendation or (ii) the ICE Board effects an ICE Change in Recommendation;

(d) if (i) all of the conditions to closing set forth in Section 5.1 and Section 5.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and no condition exists that would cause any of such conditions not to be so satisfied at the Closing), (ii) NASDAQ OMX and ICE fail to complete the Closing within five (5) Business Days following the date that the Closing should have occurred pursuant to Section 1.2 because of either (A) the failure of any of the NASDAQ OMX Financing Sources to fund the NASDAQ OMX Financing or (B) the failure of any of the ICE Financing Sources to fund the ICE Financing, or (C) if applicable, the failure of the applicable lenders to fund the applicable alternative financing obtained pursuant to Section 4.12(a), and (iii) NYSE Euronext stood ready, willing and able to consummate the Merger at all times during such period; or

(e) if the NYSE Euronext Board shall have effected a Change in NYSE Euronext Recommendation in accordance with Section 4.2(c)(i)(x); provided, NYSE Euronext shall not have the right to terminate pursuant to this Section 6.3(e) if it is then in breach of its agreements and covenants set forth in Section 4.2; provided, further, any termination by NYSE Euronext pursuant to this Section 6.3(e) shall be of no force or effect unless NYSE Euronext pays to NASDAQ OMX and ICE, in equal amount, the NYSE Euronext Termination Payment, in accordance with Section 6.5(b)(iii).

Section 6.4 Termination by NASDAQ OMX and ICE. This Agreement may be terminated by NASDAQ OMX and ICE (except that NASDAQ OMX may unilaterally terminate this Agreement pursuant to Section 6.4(d) and ICE may unilaterally terminate this Agreement pursuant to Section 6.4(e)) at any time prior to the Effective Time:

(a) if the NYSE Euronext Board shall have effected a Change in NYSE Euronext Recommendation;

(b) if there shall have been a breach of any of the representations and warranties set forth in this Agreement on the part of NYSE Euronext, which breach would result in the failure of the condition set forth in Section 5.2(a); provided that NASDAQ OMX and ICE shall have the right to terminate this Agreement pursuant to this Section 6.4(b) only if the failure of such representations and warranties to be true (i) is not curable or (ii) if curable, is not cured prior to the earlier of (A) the Business Day prior to the Termination Date or (B) the date that is 60 days after the date that written notice thereof is given by NASDAQ OMX and ICE to NYSE Euronext;

(c) if NYSE Euronext shall have failed to perform in any material respect any of its covenants or agreements contained in this Agreement, which failure to perform would result in the failure of the condition set forth in Section 5.2(b), and such breach (i) is not curable or (ii) if curable, is not cured prior to the earlier of (A) the Business Day prior to the Termination Date or (B) the date that is 60 days after the date that written notice thereof is given by NASDAQ OMX and ICE to NYSE Euronext;

(d) if the NASDAQ OMX Board shall have effected a Change in NASDAQ OMX Recommendation in accordance with Section 4.2(c)(i)(x); provided, that NASDAQ OMX shall not have the right to terminate pursuant to this Section 6.4(d) if NASDAQ OMX is then in breach of its agreements and covenants set forth in Section 4.2; provided, further, any termination by NASDAQ OMX pursuant to this Section 6.4(d) shall be of no force or effect unless NASDAQ OMX pays to NYSE Euronext the Parent Termination Payment in accordance with Section 6.5(c)(v); or

(e) if the ICE Board shall have effected a Change in ICE Recommendation in accordance with Section 4.2(c)(i)(x); provided, that ICE shall not have the right to terminate pursuant to this Section 6.4(e) if ICE is then in breach of its agreements and covenants set forth in Section 4.2; provided, further, any termination by ICE pursuant to this Section 6.4(e) shall be of no force or effect unless ICE pays to NYSE Euronext the Parent Termination Payment in accordance with Section 6.5(c)(vi).

Section 6.5 Effect of Termination and Abandonment.

(a) Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VI, this Agreement (other than as set forth in this Section 6.5 and Section 7.1) shall become void and of no effect with no liability on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any Party of any liability or damages resulting from any fraud or willful and material breach of this Agreement; provided, further, that the Parties shall cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Governmental Entity in connection with the transactions contemplated by this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) Termination Fee Payable by NYSE Euronext.

(i) In the event that (A) an Acquisition Proposal for NYSE Euronext shall have been publicly announced or made publicly known or otherwise communicated or made known to management or the NYSE Euronext Board (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal) at any time after the date of this Agreement and prior to the date of the NYSE Euronext Stockholders Meeting and (B) this Agreement is terminated by (1) NASDAQ OMX and ICE pursuant to either Section 6.4(a) or Section 6.4(c) or (2) either NYSE Euronext or NASDAQ OMX and ICE pursuant to Section 6.2(b) (and, at the time of such termination pursuant to Section 6.2(b), either NASDAQ OMX or ICE had a right to terminate this Agreement pursuant to Section 6.4(a)), then NYSE Euronext shall, prior to such termination, pay or cause to be paid to NASDAQ OMX and ICE, in equal portions, an amount equal to $350,000,000 plus the Reimbursement Amount (collectively, the “NYSE Euronext Termination Payment”) by wire transfer of same day funds.

(ii) In the event that (A) an Acquisition Proposal for NYSE Euronext shall have been publicly announced or made publicly known, (B) thereafter, this Agreement is terminated by either NYSE Euronext or NASDAQ OMX and ICE pursuant to Section 6.2(b), and (C) within 9 months of such termination pursuant to Section 6.2(b), NYSE Euronext or any of its Subsidiaries executes any Alternative Acquisition Agreement with respect to, or consummates, or approves or recommends to the NYSE Euronext stockholders to accept, any Acquisition Proposal for NYSE Euronext (it being understood that, for purposes of this clause (C), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 4.2(a) except that each reference to “15% or more” in the definition of “Acquisition Proposal” and “Major Subsidiary” shall be deemed to be a reference to “40% or more”), then NYSE Euronext shall, prior to the completion of such acquisition or transaction (or, if earlier, the entry into such Contract), pay or cause to be paid to NASDAQ OMX and ICE, in equal portions, the NYSE Euronext Termination Payment, by wire transfer of same day funds (which fee shall be payable within two (2) Business Days after written notice of such termination).

(iii) In the event that NYSE Euronext effects a Change in NYSE Euronext Recommendation and seeks to terminate this Agreement pursuant to Section 6.3(e), then NYSE Euronext shall, prior to such termination, pay or cause to be paid to NASDAQ OMX and ICE, in equal portions, the NYSE Euronext Termination Payment, by wire transfer of same day funds.

(c) Termination Fee Payable by NASDAQ OMX and ICE.

(i) In the event that (A) an Acquisition Proposal for NASDAQ OMX shall have been publicly announced or made publicly known or otherwise communicated or made known to management of NASDAQ OMX or the NASDAQ OMX Board (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal) at any time after the date of this Agreement and prior to the date of the NASDAQ OMX Stockholders Meeting and (B) this Agreement is terminated by (1) NYSE Euronext pursuant to either Section 6.3(b) (solely with respect to a failure to perform by NASDAQ OMX) or Section 6.3(c) (solely with respect to a Change in NASDAQ OMX Recommendation) or (2) either NYSE Euronext or NASDAQ OMX and ICE pursuant to Section 6.2(c) (and, at the time of such termination pursuant to Section 6.2(c), NYSE Euronext had a right to terminate this Agreement pursuant to Section 6.3(c) (solely with respect to a Change in NASDAQ OMX Recommendation)), then NASDAQ OMX shall, prior to such termination, pay or cause to be paid to NYSE Euronext, an amount equal to $350,000,000 (the “Parent Termination Payment”) by wire transfer of same day funds.

(ii) In the event that (A) an Acquisition Proposal for ICE shall have been publicly announced or made publicly known or otherwise communicated or made known to management of ICE or the ICE Board (or any third party shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal) at any time after the date of this Agreement and prior to the date of the ICE Stockholders Meeting and (B) this Agreement is terminated by (1) NYSE Euronext pursuant to either Section 6.3(b) (solely with respect to a failure to perform by ICE) or Section 6.3(c) (solely with respect to a Change in ICE Recommendation) or (2) either NYSE Euronext or NASDAQ OMX and ICE pursuant to Section 6.2(d) (and, at the time of such termination pursuant to Section 6.2(d), NYSE Euronext had a right to terminate this Agreement pursuant to Section 6.3(c) (solely with respect to a Change in ICE Recommendation)), then ICE shall, prior to such termination, pay or cause to be paid, to NYSE Euronext the Parent Termination Payment by wire transfer of same day funds.

(iii) In the event that (A) an Acquisition Proposal for NASDAQ OMX shall have been publicly announced or made publicly known, (B) thereafter, this Agreement is terminated by either NYSE Euronext or NASDAQ OMX and ICE pursuant to Section 6.2(c) and (C) within 9 months of such termination pursuant to Section 6.2(c) NASDAQ OMX or any of its respective Subsidiaries executes any Alternative Acquisition Agreement with respect to, or consummates, or approves or recommends to its stockholders to accept, any Acquisition Proposal for it (it being understood that, for purposes of this clause (C), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 4.2(a) except that each reference to “15% or more” in the definition of “Acquisition Proposal” and “Major Subsidiary” shall be deemed to be a reference to “40% or more”), then NASDAQ OMX shall, prior to the completion of such acquisition or transaction (or, if earlier, the entry into such Contract), pay or cause to be paid to NYSE Euronext, the Parent Termination Payment, by wire transfer of same day funds (which fee shall be payable within two (2) Business Days after written notice of such termination).

(iv) In the event that (A) an Acquisition Proposal for ICE shall have been publicly announced or made publicly known, (B) thereafter, this Agreement is terminated by either NYSE Euronext or NASDAQ OMX and ICE pursuant to Section 6.2(d) and (C) within 9 months of such termination pursuant to Section 6.2(d) ICE or any of its respective Subsidiaries executes any Alternative Acquisition Agreement with respect to, or consummates, or approves or recommends to its stockholders to accept, any Acquisition Proposal for it (it being understood that, for purposes of this clause (C), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 4.2(a) except that each reference to “15% or more” in the definition of “Acquisition Proposal” and “Major Subsidiary” shall be deemed to be a reference to “40% or more”), then ICE shall, prior to the completion of such acquisition or transaction (or, if earlier, the entry into such Contract), pay or cause to be paid, to NYSE Euronext, the Parent Termination Payment, by wire transfer of same day funds (which fee shall be payable within two (2) Business Days after written notice of such termination).

(v) In the event that NASDAQ OMX effects a Change in NASDAQ OMX Recommendation and NASDAQ OMX seeks to terminate this Agreement pursuant to Section 6.4(d), then NASDAQ OMX shall, prior to such termination, pay or cause to be paid to NYSE Euronext the Parent Termination Payment by wire transfer of same day funds.

(vi) In the event that ICE effects a Change in ICE Recommendation and ICE seeks to terminate this Agreement pursuant to Section 6.4(e), then ICE shall, prior to such termination, pay or cause to be paid to NYSE Euronext the Parent Termination Payment by wire transfer of same day funds.

(vii) In the event that this Agreement is terminated by NYSE Euronext or NASDAQ OMX and ICE pursuant to Section 6.2(e)(i) or Section 6.2(e)(ii) and all of the conditions to Closing set forth in Article V have been satisfied or waived on or prior to the date of such termination other than the conditions set forth in Section 5.1(b) and Section 5.1(c) (and other than those other conditions that, by their nature, cannot be satisfied until the Closing Date, but, which conditions would be satisfied if the Closing Date were the date of such termination), then NASDAQ OMX and ICE shall pay, in equal portions, to NYSE Euronext a termination fee equal to $350,000,000 (the “Reverse Termination Fee”) by wire transfer of same day funds (which fee shall be payable within two (2) Business Days after written notice of such termination).

(viii) In the event that NYSE Euronext receives the Reverse Termination Fee pursuant to the terms of this Agreement, the receipt of such amounts shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by NYSE Euronext, any of NYSE Euronext’s subsidiaries, Affiliates or any other Person in connection with this Agreement (and the termination thereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination. NYSE Euronext agrees that in the event that NYSE Euronext receives the Reverse Termination Fee, the payment of such fee shall be the sole and exclusive remedy of NYSE Euronext, its Subsidiaries, stockholders, Affiliates, officers, directors, employees or Representatives against NASDAQ OMX, ICE, Merger Sub or any of their Related Persons, Representatives, Affiliates or Financing Parties for, and in no event will NYSE Euronext seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (A) any loss suffered as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to NYSE Euronext of such fee, none of NASDAQ OMX, ICE, Merger Sub nor any Related Person, Representative or Affiliate of NASDAQ OMX or ICE or any Financing Parties shall have any further liability or obligation to NYSE Euronext relating to or arising out of this Agreement or the transactions contemplated hereby.

(d) Interest. Each of NYSE Euronext, NASDAQ OMX and ICE acknowledges that the agreements contained in this Section 6.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Parties would not enter into this Agreement; accordingly, if any Party fails to promptly pay or cause to be paid the amount due pursuant to this Section 6.5, and, in order to obtain such payment, any other Party commences a suit that results in a judgment against such Party for the payment set forth in this Section 6.5 or any portion of such payment, such Party shall pay any other Party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be paid, from the date on which such payment was required through the date of actual payment. In no event shall NYSE Euronext be obligated pursuant to this Section 6.5 to pay more than one NYSE Euronext Termination Payment and in no event shall NASDAQ OMX or ICE be obligated pursuant to this Section 6.5 to pay more than one Parent Termination Payment. In no event shall NASDAQ OMX or ICE be obligated pursuant to this Section 6.5 to pay more than their portion of the Reverse Termination Fee.

ARTICLE VII.

MISCELLANEOUS AND GENERAL

Section 7.1 Survival. This Article VII and the agreements of NYSE Euronext, NASDAQ OMX and ICE contained in Section 4.6 (Exchange Listing) and Section 4.9 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article VII, the agreements of NYSE Euronext, NASDAQ OMX and ICE contained in Section 4.8 (Expenses), Section 6.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. No other representations, warranties, covenants and agreements in this Agreement shall survive the consummation of the Merger or the termination of this Agreement.

Section 7.2 Modification or Amendment. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by all of the Parties, whether before or after approval of the matters presented in connection with the Merger by NYSE Euronext stockholders or by the stockholders of Merger Sub; provided that, after any such approval, no amendment shall be made for which applicable Law or the rules of any relevant stock exchange requires further approval by such stockholders without such further approval.

Section 7.3 Waiver of Conditions.

(a) The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law.

(b) If any of NYSE Euronext, NASDAQ OMX or ICE requests a waiver of the conditions described in Article V, the timing of any such waiver shall be subject to mutual agreement of NYSE Euronext, NASDAQ OMX and ICE.

Section 7.4 Counterparts. This Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 7.5 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF, THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b) All claims, actions, suits, arbitrations, inquiries, petitions, proceedings or investigations of any nature, including civil, criminal, administrative or regulatory, whether at law or in equity, but or before any Governmental Entity or an arbitrator (collectively “Actions”) arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such Court of Chancery does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware. Consistent with the preceding sentence, each of the Parties hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either Party and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. The Parties hereby agree that the mailing of process or other papers in connection with any such Action or proceeding in the manner provided in Section 7.7, or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided. Notwithstanding the foregoing, each of the Parties agrees that it will not bring any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise against the Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or the Commitment Letters or the performance thereof, in any forum other than the Supreme Court of the State of New York sitting in the Borough of Manhattan of the City of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5(c).

Section 7.6 Disclosure Letters. Any disclosure contained in the NYSE Euronext Disclosure Letter, the NASDAQ OMX Disclosure Letter or the ICE Disclosure Letter shall apply to any other section or subsection of such disclosure letter, where the applicability of such disclosure is reasonably apparent. The mere inclusion of any item a disclosure letter as an exception to a representation or warranty of NYSE Euronext, NASDAQ OMX or ICE in this Agreement shall not be deemed to be an admission that such item is a material exception, fact, event or circumstance, or that such item, individually or in the aggregate, has had or is reasonably expected to have, a Material Adverse Effect on NYSE Euronext, NASDAQ OMX or ICE, as applicable, or trigger any other materiality qualification.

Section 7.7 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by prepaid overnight courier (providing written proof of delivery), or by confirmed facsimile transmission or electronic mail, addressed as follows:

(a) If to NYSE Euronext, to:

[            ]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

United States of America

Tel: +1 (212) 403-1000

Fax: +1 (212) 403-2000

Attention:	David C. Karp David K. Lam

Email:	dckarp@wlrk.com dklam@wlrk.com

(b) If to NASDAQ OMX, to:

[            ]

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

USA

Tel: +1 (212) 848-4000

Fax: +1 (212) 848-7179

Attention:	John A. Marzulli, Jr. Robert M. Katz

Email:	jmarzulli@shearman.com rkatz@shearman.com

(c) If to ICE, to:

[            ]

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

USA

Tel: +1 (212) 558-4260

Fax: +1 (212) 291-9050

Attention:	John Evangelakos

Email:	evangelakosj@sullcrom.com

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

Section 7.8 Entire Agreement. This Agreement (including any exhibits hereto), the NYSE Euronext Disclosure Letter, the NASDAQ OMX Disclosure Letter and the ICE Disclosure Letter, and the Confidentiality Agreement, dated [            ], between (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

Section 7.9 No Third-Party Beneficiaries. Except as provided in Section 4.9 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to, and does not, confer any rights or remedies hereunder upon any Person other than the Parties who are signatories hereto, and the Financing Parties, which shall benefit from the provisions in Section 6.5(c)(viii), the last sentence of Section 7.5(b) and Section 7.5(c). The Parties further agree that the rights of third-party beneficiaries under Section 4.9 shall not arise unless and until the Effective Time occurs.

Section 7.10 Obligations of NYSE Euronext, NASDAQ OMX and ICE; Action by the Parents. Whenever this Agreement requires a Subsidiary of NYSE Euronext, NASDAQ OMX and ICE to take any action, such requirement shall be deemed to include an undertaking on the part of NYSE Euronext, NASDAQ OMX or ICE, as appropriate, to cause such Subsidiary to take such action. The Parties agree that the obligations of the Parents under this Agreement shall be several and not joint and that the failure of one Parent to perform any of its obligations under this Agreement shall not result in any losses, liabilities, damages, claims, awards, judgments, costs or expenses of the other Parent in connection with such failure, except for the Reverse Termination Fee to the extent provided in Section 6.5(c)(vii) and the last sentence of Section 6.5(d).

Section 7.11 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Party upon which such Taxes are imposed; provided that any transfer taxes with respect to interests in real property owned, directly or indirectly, by NYSE Euronext or any of its subsidiaries shall be borne equally by NASDAQ OMX and ICE and expressly shall not be a liability of the stockholders of NYSE Euronext.

Section 7.12 Definitions. Each of the terms set forth in Annex VII is defined on the page of this Agreement set forth opposite such term.

Section 7.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 7.14 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Schedule or Exhibit, such reference shall be to an Article of, a Section of, a Schedule to or an Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “knowledge of NYSE Euronext” shall be deemed to mean the actual knowledge of the individuals set forth on Schedule II. The term “knowledge of NASDAQ OMX” shall be deemed to mean the actual knowledge of the individuals set forth on Schedule III. The term “knowledge of ICE” shall be deemed to mean the actual knowledge of the individuals set forth on Schedule IV.

(b) Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars, “$” refers to United States dollars and all payments hereunder shall be made in United States dollars by wire transfer in immediately available funds to such account as shall have been specified in writing by the recipient thereof.

(c) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 7.15 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the Parties without the prior written consent of the other Parties. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 7.16 Specific Performance. Subject to the last sentence of this Section 7.16, the Parties acknowledge and agree that each of the Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any Party could not be adequately compensated by monetary damages alone and that the Parties would not have any adequate remedy at law. Accordingly, subject to the last sentence of this Section 7.16, the Parties shall be entitled, prior to the termination of this Agreement in accordance with Article VI, to seek enforcement of any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any provisions of this Agreement without posting any bond or undertaking. In addition to any other right or remedy to which NASDAQ OMX and ICE may be entitled, at law or in equity (including monetary damages), each of NASDAQ OMX and ICE shall be entitled to enforce NYSE Euronext’s obligation to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Merger), in each case, if the conditions set forth in Section 5.1 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived. The Parties hereto further agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at law. The Parties further acknowledge and agree that NYSE Euronext shall not be entitled to an injunction or injunctions to enforce specifically the obligations of either NASDAQ OMX or ICE to consummate the Merger contemplated by this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

NYSE EURONEXT

By:
Name:
Title:

THE NASDAQ OMX GROUP, INC.

By:
Name:
Title:

INTERCONTINENTALEXCHANGE, INC.

By:
Name:
Title:

MERGER SUB

By:
Name:
Title:

ANNEX I

INTERNAL REORGANIZATION

[To come.]

ANNEX II

CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

[To come.]

ANNEX III

BYLAWS OF SURVIVING CORPORATION

[To come.]

ANNEX IV

CERTIFICATE OF INCORPORATION OF ICE NEWCO

[To come.]

ANNEX V

BYLAWS OF ICE NEWCO

[To come.]

Annex - 1

ANNEX VII

DEFINED TERMS

Defined Term	Page
Acquisition Proposal	Section 4.2(a)
Actions	Section 7.5(b)
Affected Employees	Section 4.11(a)
Affiliate	Section 3.1(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 4.2(a)
Assumed Liabilities	Recitals
Bankruptcy and Equity Exception	Section 3.1(c)
Benefit Continuation Period	Section 4.11(a)
Benefit Plans	Section 3.1(j)(i)
Book-Entry Interests	Section 1.5(b)
Business Day	Section 1.2
Cash Consideration	Section 1.5(a)(i)
Cash Value of the Merger Consideration	Section 1.6(a)
Certificate of Merger	Section 1.3(a)
Change in ICE Recommendation	Section 4.2(c)
Change in NASDAQ OMX Recommendation	Section 4.2(c)
Change in NYSE Euronext Recommendation	Section 4.2(c)
Class A Stock	Section 1.5(a)(ii)
Class B Stock	Section 1.5(a)(iii)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 1.6(b)
Commitment Letters	Section 3.3(k)
Competition Approvals	Section 3.1(e)
Confidentiality Agreement	Section 7.8
Contract	Section 3.1(d)
Deutsche Börse	Recitals
Deutsche Börse Agreement	Recitals
DGCL	Section 1.1
Dissenting Shares	Section 1.7(a)
EDGAR	Section 3.1
Effective Time	Section 1.3(b)
Excess Number	Section 4.1(a)(i)
Exchange Act	Section 4.1(b)(iv)
Exchange Agent	Section 2.1(a)
Exchange Fund	Section 2.1(a)
Excluded Share	Section 1.5(a)(i)
Expenses	Section 4.8
Financing	Section 3.3(k)
Financing Parties	Section 4.12(b)
GAAP	Section 3.1(f)(ii)

Annex - 2

Defined Term	Page
Governmental Entity	Section 2.1(c)
HSR Act	Section 3.1(e)
ICE	Preamble
ICE Board	Recitals
ICE Change in Recommendation Notice	Section 4.2(d)
ICE Commitment Letter	Section 3.3(k)
ICE Disclosure Letter	Section 3.3
ICE Financial Statements	Section 3.3(f)(ii)
ICE Financing	Section 3.3(k)
ICE Financing Sources	Section 3.3(k)
ICE Group	Section 3.1(a)
ICE Newco	Recitals
ICE Newco Shares	Section 1.5(a)(iii)
ICE Preferred Stock	Section 3.3(b)
ICE Recommendation	Recitals
ICE Reports	Section 3.3
ICE Requisite Vote	Section 3.3(c)
ICE Share	Section 1.5(a)(i)
ICE Stock Consideration	Section 1.5(a)(i)
ICE Stockholders Meeting	Section 4.3(b)
Intellectual Property	Section 3.1(n)(i)
Internal Reorganization	Recitals
IT Assets	Section 3.1(n)(v)
Law	Section 3.1(h)
Laws	Section 3.1(h)
Lien	Section 3.1(b)
Major Subsidiary	Section 4.2(b)(a)
Marketing Period	Section 4.12(b)
Material Adverse Effect	Section 3.1(a)
Material Contract	Section 3.1(m)
Material Intellectual Property	Section 3.1(n)(ii)
Maximum Insurance Amount	Section 4.9
Merger	Recitals
Merger Consideration	Section 1.5(a)(i)
Merger Sub	Preamble
NASDAQ	Section 1.6(a)
NASDAQ OMX	Preamble
NASDAQ OMX Board	Recitals
NASDAQ OMX Change in Recommendation Notice	Section 4.2(d)
NASDAQ OMX Commitment Letter	Section 3.2(k)
NASDAQ OMX Disclosure Letter	Section 3.2
NASDAQ OMX Financial Statements	Section 3.2(f)(ii)
NASDAQ OMX Financing	Section 3.2(k)
NASDAQ OMX Financing Sources	Section 3.2(k)
NASDAQ OMX Group	Section 3.1(a)

Annex - 3

Defined Term	Page
NASDAQ OMX Preferred Stock	Section 3.2(b)
NASDAQ OMX Recommendation	Recitals
NASDAQ OMX Reports	Section 3.2
NASDAQ OMX Requisite Vote	Section 3.2(c)
NASDAQ OMX Share	Section 1.5(a)(i)
NASDAQ OMX Stock Consideration	Section 1.5(a)(i)
NASDAQ OMX Stockholders Meeting	Section 4.3(b)
New Plans	Section 4.11(c)
NYSE	Section 2.1(e)(ii)
NYSE Euronext	Preamble
NYSE Euronext Board	Recitals
NYSE Euronext Change in Recommendation Notice	Section 4.2(d)
NYSE Euronext Disclosure Letter	Section 3.1
NYSE Euronext Financial Statements	Section 3.1(f)(ii)
NYSE Euronext Group	Section 3.1(a)
NYSE Euronext Preferred Stock	Section 3.1(b)
NYSE Euronext Recommendation	Recitals
NYSE Euronext Reports	Section 3.1
NYSE Euronext Requisite Vote	Section 3.1(c)
NYSE Euronext RSUs	Section 4.1(a)(i)
NYSE Euronext Share	Section 1.5(a)(i)
NYSE Euronext Stock-Based Award	Section 1.6(b)
NYSE Euronext Stockholders Meeting	Section 4.3(a)
NYSE Euronext Stock Option	Section 1.6(a)
NYSE Euronext Stock Plans	Section 1.6(a)
NYSE Euronext Termination Payment	Section 6.5(b)(i)
Organizational Documents	Section 3.1(d)(ii)
Parents	Preamble
Parent Termination Payment	Section 6.5(c)(i)
Parties	Preamble
Party	Preamble
Permits	Section 3.1(h)
Person	Section 2.1(c)
Proxy Statement/Prospectus	Section 4.4(c)
Registration Statement	Section 4.4(c)
Reimbursement Amount	Section 4.15
Representatives	Section 4.5
Required Information	Section 4.12(b)
Reverse Termination Fee	Section 6.5(c)(vii)
SEC	Section 2.1(c)
Securities Act	Section 4.1(b)(iv)
Stock Consideration	Section 1.5(a)(i)
Strikes	Section 3.1(l)
Subsidiary	Section 3.1(a)
Substantial Detriment	Section 4.4(a)

Annex - 4

Defined Term	Page
Superior Proposal	Section 4.2(f)
Surviving Corporation	Section 1.1
Tax	Section 3.1(k)(iii)
Tax Authority	Section 3.1(k)(iii)
Tax Return	Section 3.1(k)(iii)
Taxes	Section 3.1(k)(iii)
Termination Date	Section 6.2(a)
Transmittal Letter	Section 2.1(b)
Transferred Assets	Recitals
willful and material breach	Section 6.5(a)

Annex - 5